Exhibit 2.1
Execution Copy
AGREEMENT AND PLAN OF REORGANIZATION
among
OMEROS CORPORATION,
EPSILON ACQUISITION CORPORATION,
NURA, INC.,
and
ARCH VENTURE CORPORATION,
as Stockholders’ Agent
dated as of
August 4, 2006

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(Continued)

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(Continued)

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(Continued)

		Page
9.8	No Third-Party Beneficiaries	62
9.9	Disclaimer of Agency	62
9.10	Relationship of the Parties	62
9.11	Assignment	62
9.12	Severability	62
9.13	Remedies Cumulative	62
9.14	Governing Law	63

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INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Defined Terms

Exhibit B	Voting Agreement

Exhibit C	Form of Certificate of Merger

Exhibit D	Benjamin Contract Amendment

Exhibit E	Series E Stock Purchase Agreement and addendums thereto

Exhibit F	Series E Investors’ Rights Agreement

Exhibit G	Charter Amendment

Schedules

Schedule 2.1	Allocation of Merger Consideration

Schedule 2.5(b)	Certified Stockholder List

Schedule 2.9	Estimated Liability Adjustment

Schedule 3	Company Disclosure Schedule

Schedule 4	Parent Disclosure Schedule

Schedule 5.2	Interim Operations

Schedule 5.11	Retained Company Employees

Schedule 6.1(g)	Consents/Notices and Related Matters

Schedule 6.1(k)	Lien Releases

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AGREEMENT AND PLAN OF REORGANIZATION
     This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made as of August 4, 2006 (the “Execution Date”) by and among OMEROS CORPORATION, a corporation organized under the laws of the State of Washington (“Parent”), EPSILON ACQUISITION CORPORATION, a corporation organized under the laws of the State of Delaware (“Merger Sub”), NURA, INC., a corporation organized under the laws of the State of Delaware (“Company”), and Arch Venture Corporation, as stockholders’ agent (“Stockholders’ Agent”). As used in this Agreement, certain initial capitalized terms shall have the meanings set forth in Exhibit A.
RECITALS
     WHEREAS, the boards of directors of Parent, Merger Sub and Company each have determined that the acquisition of Company by Parent through the merger of Merger Sub with and into Company pursuant to the terms and subject to the conditions set forth herein (the “Merger”) is in the best interests of their respective companies and shareholders and have approved the Merger and the related transactions set forth herein;
     WHEREAS, Merger Sub is a wholly owned subsidiary of Parent;
     WHEREAS, pursuant to the Merger, each outstanding share of capital stock of Company shall be cancelled;
     WHEREAS, the parties hereto intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code;
     WHEREAS, in order to induce Company to enter into this Agreement certain holders of Company’s capital stock representing in the aggregate in excess of 50% of the issued and outstanding shares of Company Voting Common Stock and in excess of 50% of the issued and outstanding shares of Company Preferred Stock, simultaneously with the execution of this Agreement, have entered into a voting agreement, substantially in the form of Exhibit B attached hereto (the “Voting Agreement”); and
     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
THE MERGER
     1.1 The Merger. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Company, which shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and the separate existence of Merger Sub shall thereupon cease. The name of the Surviving Corporation shall remain “Nura, Inc.” The Merger shall have the effects set forth in the Delaware General Corporation Law (“Delaware Corporate Law”) as further described in Section 1.3.
     1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable, but not later than August 8, 2006; provided, that the Closing shall not occur prior to the satisfaction or waiver of each of the conditions set forth in Article 6 hereof or at such other time as the parties hereto agree in writing (the date upon which the Closing occurs, the “Closing Date”). The Closing shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 701 Fifth Avenue, Suite 5100, Seattle, Washington, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing at the Closing a certificate of merger, substantially in the form to be attached hereto as Exhibit C and as acceptable for filing (the “Certificate of Merger”), together with any required certificates or other documents, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Corporate Law (the time of such filing with the Secretary of State of the State of Delaware is the “Effective Time”).
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Corporate Law; provided that in the event of any conflict between this Agreement or the Certificate of Merger and Delaware Corporate Law, Delaware Corporate Law shall prevail. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.4 Certificate of Incorporation; Bylaws.
          (a) At and from the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be identical to the name of Company in effect immediately prior to the Effective Time, until such certificate of incorporation is thereafter amended as provided by Delaware Corporate Law and such certificate of incorporation.
          (b) At and from the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation as set forth therein shall be identical to the name of Company in effect immediately prior to the Effective Time, until such bylaws are amended as provided therein, by Delaware Corporate Law and as may be provided in the Surviving Corporation’s certificate of incorporation.
          (c) At and from the Effective Time, the directors of Merger Sub, as in office immediately prior to the Effective Time, shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. At and from the Effective Time, the officers of Merger Sub, as in office immediately prior to the Effective Time, shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
          (d) Qualification as a Reorganization. The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.
ARTICLE 2
MERGER CONSIDERATION; EFFECT OF MERGER ON COMPANY CAPITAL STOCK
     2.1 Merger Consideration; Exchange of Capital Stock.
          (a) By virtue of the Merger and without any action on the part of Parent, Company, Merger Sub or the holders of any of Company’s securities, at the Effective Time, and notwithstanding any provision of Company’s certificate of incorporation, each and every share of capital stock of Company issued and outstanding immediately prior to the Effective Time (the “Company Stock”) shall be cancelled and extinguished and automatically converted into the right to receive, subject to the terms and conditions hereof, the merger consideration set forth herein.
          (b) The merger consideration shall consist of (i) subject to the escrow holdback provisions set forth in Section 8.1(g), 0.12885103 shares of Parent’s Series E Preferred Stock (“Parent Preferred Stock”) issued to each holder of one share of Company’s Series A Preferred Stock (“Company Preferred Stock”); (ii) 0.00037569 shares of Parent’s Common Stock (“Parent Common Stock,” together with Parent Preferred Stock, the “Parent Stock”) issued to each holder of one share of Company Preferred Stock, and (iii) 0.00922672 shares of Parent Common Stock issued to each holder of one share of Company’s voting Common Stock (“Company Voting Common Stock”)(collectively, the “Merger Consideration”). The Merger Consideration shall be allocated as set forth in Schedule 2.1.
     2.2 Assumption of Stock Options; Other Equity Interest; Oxford Indebtedness.
          (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of options and other awards then outstanding under Company’s 2003 Stock Plan (the “Company Stock Awards”), each Company Stock Award outstanding immediately prior to the Effective Time shall be assumed by Parent and each Company Stock Award shall become an option to acquire shares of Parent Common Stock, on the same terms and conditions as were applicable under the Company Stock Award immediately prior to the Effective Time, except (i) that such assumed Company Stock Award shall be exercisable for that number of whole shares of Parent

Common Stock equal to the product (rounded down to the nearest whole number of shares of Parent Common Stock) obtained by multiplying the number of shares of Company Voting Common Stock issuable upon the exercise of such Company Stock Award immediately prior to the Effective Time by 0.00922672, and (ii) that the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Stock Awards shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of the Company Voting Common Stock for which the Company Stock Award was exercisable immediately prior to the Effective Time by 0.00922672. The form and substance of any communications to holders of Common Stock Awards from the Company shall be subject to advance review and approval of Parent, which approval will not be unreasonably withheld.
          (b) In furtherance of the foregoing, the Company shall have taken such actions prior to or as of the Effective Time as are reasonable and appropriate to effect the provisions of this Section 2.2, including, without limitation, (1) taking such actions as may be required to confirm that Parent’s Board of Directors shall, effective as of the Effective Time, become the administrator of the Plan with respect to the assumed Company Stock Awards, and (2) furnishing to holders of Company Stock Awards a description of the treatment of such options in connection with the Merger.
          (c) At or prior to Closing, Company shall cause all Equity Interests (other than the Company Stock Awards and the warrant to purchase 175,000 shares of Series A Preferred Stock of the Company issued to Oxford Financing Corporation in connection with the Oxford Loan (the “Oxford Warrant”)) in or related to Company, including the outstanding Convertible Promissory Notes (defined below) and outstanding Series A Warrants and other rights, if any, exercisable for Company Preferred Stock or Company Common Stock (collectively, “Other Equity Interests”), to be exercised or converted, as applicable and in accordance with the terms and conditions on which such Other Equity Interests have been granted by Company (as amended), or if not so exercised or converted, to be terminated and extinguished prior to or upon Closing without Liability or obligation on the part of Surviving Corporation. In furtherance of the foregoing, to the extent applicable, the Company shall use best efforts to cause the outstanding Other Equity Interests (including the Convertible Promissory Notes and/or Series A Warrants) to be amended in a manner reasonably acceptable to Parent to provide that they will automatically convert into equity of Company at or prior to the Merger. Company shall use its best efforts to obtain and deliver to Parent prior to Closing duly executed termination and release agreements or similar written agreements, contingent upon Closing as applicable, with respect to all Other Equity Interests that do not automatically exercise, convert or otherwise terminate upon the Merger by their express terms.
          (d) The outstanding indebtedness of Company to Oxford Finance Corporation under the Master Security Agreement dated as of April 26, 2005 shall continue to be an obligation of the Surviving Corporation (the “Oxford Loan”).
     2.3 Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the holder thereof, each share of the common stock, no par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation. This common stock shall be the only outstanding capital stock of the Surviving Corporation immediately following the Effective Time, and shall be solely owned by Parent.
     2.4 Appraisal Rights. Any shares held by stockholders who elect to demand the appraisal of such stockholders’ shares in Company (the “Dissenting Shares”) shall not be converted into the right to receive Merger Consideration as set forth in Section 2.1 but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Corporate Law. Company shall give Parent (a) prompt notice of any written demand for appraisal received by Company pursuant to Delaware Corporate Law, (b) the opportunity to control all negotiations and proceedings with respect to such demands and (c) the opportunity to review and comment on all appraisal rights notices and other communications to the stockholders of Company with respect to appraisal rights. Company agrees that, except with the prior written consent of Parent, or as required under Delaware Corporate Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand. Each holder of Dissenting Shares (each a “Dissenting Stockholder”) who, pursuant to the provisions of Delaware Corporate Law, becomes entitled to payment of the fair value of such shares of Company’s capital stock shall receive payment therefor (but only after the value thereof shall have been agreed upon or finally determined pursuant to the provisions of Delaware Corporate Law), with interest paid thereon only to the extent required by Delaware Corporate Law. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Parent shall issue and deliver, upon surrender by the holder of the certificate or certificates representing such shares of Company capital stock as set forth in Section 2.5, the consideration, if any, to which such shareholder would otherwise be entitled pursuant to Section 2.1 with respect to such shares.
     2.5 Mechanics of Exchange.
          (a) Prior to Closing, Company and Parent shall cause to be mailed to each holder of record (as of the Effective Time) of a certificate or certificates, which immediately prior to the Effective Time shall have represented the outstanding shares of Company Preferred Stock or Company Common Stock (the “Company Stock Certificates”), (i) a letter of transmittal in a form to be mutually agreed upon by Parent and Company promptly following the date of this Agreement (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Company Stock Certificates in exchange for the portion of the Merger Consideration payable upon surrender of said Company Stock Certificates. Following the Effective Time, and upon surrender of Company Stock Certificates for cancellation to Parent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, each holder of Company Stock Certificates shall be entitled to surrender its Company Stock Certificates to Parent for cancellation in exchange for such holder’s right to receive, subject to the terms and conditions hereof, the Merger Consideration pursuant to Section 2.1. It shall be a condition of any holder’s receipt of any Merger Consideration that Company Stock Certificates representing such holder’s capital stock be surrendered to Parent, properly endorsed or otherwise in proper form for transfer, or that such holder comply with Section 2.5(d).

          (b) Attached hereto as Schedule 2.5(b) is a list, addressed to Parent and certified by the Company as true and correct, of the holders of capital stock of the Company (the “Certified Stockholder List”). At the Closing, Company shall deliver an update to the Certified Stockholder List, addressed to Parent and certified by the Company as true and correct, reflecting the holders of capital stock of the Company at the time of the Closing (the “Final Certified Stockholder List”). After the date hereof, Company shall consult with Parent prior to transferring shares of Company Stock Certificates on the records of Company. Parent shall be entitled to rely upon the Final Certified Stockholder List to establish the identity of those persons entitled to receive Merger Consideration specified in this Agreement, which Final Certified Stockholder List shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Company Stock Certificates, Parent shall be entitled to deposit any Merger Consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
          (c) Following the Effective Time and upon receipt of any Company Stock Certificate(s) pursuant to this Section 2.5, Parent shall deliver or cause to be delivered to such holder presenting such Company Stock Certificate(s) the Merger Consideration as calculated pursuant to Section 2.1 and Schedule 2.1.
          (d) In the event that any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such Company Stock Certificate to be lost, stolen or destroyed, Parent will deliver or cause to be delivered, in accordance with and subject to this Section 2.5 and the other terms and conditions hereof, in exchange for such lost, stolen or destroyed Company Stock Certificate, the applicable portion of such holder’s Merger Consideration for which the capital stock represented by such certificate has been cancelled and exchanged pursuant to Section 2.1. When authorizing such payment in exchange therefor, Parent may in its discretion require the owner of such lost, stolen or destroyed Company Stock Certificate to give Parent a bond in such sum as it may reasonably direct as indemnity, or such other form of indemnity, as Parent shall reasonably direct, against any claim that may be made against Parent with respect to Company Stock Certificate alleged to have been lost, stolen or destroyed.
          (e) Parent may, at its option, meet its obligations under this Section 2.5 through a bank, trust company or other third party reasonably selected by Parent to act as exchange agent in connection with the Merger.
          (f) Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other party hereto shall be liable to a holder of Company capital stock for any portion of the Merger Consideration delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein.
     2.6 No Further Rights in Shares. After the Effective Time, holders of Company Stock Certificates shall cease to have rights with respect to Company capital stock previously represented by such certificates, and their sole rights (other than such rights as they may have as Dissenting Stockholders under the applicable provisions of Delaware Corporate Law) shall be to exchange such certificates for the Merger Consideration, as set forth in Section 2.1.

     2.7 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Stock shall be issued in the Merger. In lieu of any fractional shares to which the holder would otherwise be entitled, Parent shall pay cash equal to the fraction of a share that such holder would otherwise be entitled to receive in the Merger multiplied by the fair market value of a share of Parent Common Stock at the time of Closing as determined by Parent’s Board of Directors.
     2.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or reasonably desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right to, title to and possession of all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on the behalf of Company or the Surviving Corporation or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
     2.9 Post-Closing Adjustment.
          (a) Attached as Schedule 2.9 is a certificate signed by the Chief Executive Officer of Company attaching a statement setting forth Company’s reasonable, good faith estimate of (i) the amount of all current liabilities (calculated in accordance with GAAP) of Company (excluding (i) the current portion of the outstanding principal of and interest on Company’s indebtedness under the Oxford Loan, (ii) the lease payments related to the Company’s facility at 1124 Columbia Street, Seattle, Washington that accrue after the Closing (but not including any amount arising from rental periods prior to Closing), (iii) the Company Expenses (defined below) and (iv) the Employee Payments (defined below)) outstanding at the Closing (collectively, the “Current Liabilities”), (ii) the amount of all Company Expenses and (iii) the amount of any bonuses, severance or back pay paid within six (6) months prior to the Closing and any bonuses, severance or back pay owing or accrued as of the Closing to employees of or consultants to Company, all amounts payable pursuant to the agreements set forth on Section 3.9(a) of the Company Disclosure Schedule and all amounts set forth on Section 3.14(f) of the Company Disclosure Schedule (it being understood that amounts set forth on Section 3.14(f) of the Company Disclosure Schedule that are payable to Mark Benjamin shall be included unless both (a) Mr. Benjamin has entered into the amendment of his employment agreement in the form attached hereto as Exhibit D and (b) Mr. Benjamin is hired as an employee of Parent or its subsidiaries within thirty (30) days of the Closing of this Agreement) (collectively, “Employee Payments”).
          (b) As soon as reasonably practicable following the Closing Date, and in any event within ninety calendar days thereafter, Parent shall cause to be prepared and delivered to the Stockholders’ Agent a statement (the “Adjustment Statement”) setting forth the actual (i) Current Liabilities, (ii) Company Expenses, (iii) Employee Payments and (iv) the Adjustment Amount (defined below).
          (c) The “Adjustment Amount” means the sum of the following amounts (provided, if the sum of such amounts is a negative number, the Adjustment Amount shall equal zero):

               (i) the amount by which the actual Current Liabilities as of the Closing exceed the greater of (x) $300,000 and (y) the estimated Current Liabilities shown on Schedule 2.9, if any;
               (ii) minus, if both the estimated Current Liabilities shown on Schedule 2.9 and the actual Current Liabilities exceeded $300,000, the amount by which the estimated Current Liabilities shown on Schedule 2.9 exceed the actual Current Liabilities, if any;
               (iii) plus, the amount by which the actual Company Expenses exceed the greater of (x) $50,000 and (y) the estimated Company Expenses shown on Schedule 2.9, if any;
               (iv) minus, if both the estimated Company Expenses shown on Schedule 2.9 and the actual Company Expenses exceeded $50,000, the amount by which the estimated Company Expenses shown on Schedule 2.9 exceed the actual Company Expenses, if any; and
               (v) plus, any Employee Payments that were not shown on Schedule 2.9.
          (d) Following the delivery of the Adjustment Statement to the Stockholders’ Agent, Parent shall provide the Stockholders’ Agent with access to the records of the Surviving Corporation, as the Stockholders’ Agent may reasonably request in a manner not unreasonably disruptive to the Surviving Corporation’s business, during normal business hours and solely for the purpose of reviewing the Adjustment Statement and determining the Adjustment Amount in accordance with this Agreement.
          (e) If Stockholders’ Agent disagrees with the Adjustment Amount, then within 45 calendar days after its receipt of the Adjustment Statement, it shall notify Parent of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of such disagreement. To be effective, any such Notice of Disagreement shall include a copy of the Adjustment Statement setting forth Parent’s determination of the Adjustment Amount marked to indicate those specific line items that are in dispute (the “Disputed Line Items”) and shall be accompanied by the Stockholders’ Agent’s calculation of each of the Disputed Line Items and the Stockholders’ Agent’s revised Adjustment Statement setting forth its determination of the Adjustment Amount. To the extent the Stockholders’ Agent provides a Notice of Disagreement within such 45 calendar day period, all items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder. If the Stockholders’ Agent does not provide a Notice of Disagreement within such forty five calendar day period, the Stockholders’ Agent shall be deemed to have accepted in full the Adjustment Amount as determined by Parent, which shall be final, binding and conclusive for all purposes hereunder. If any Notice of Disagreement is timely provided and contains the proper information as aforesaid, Parent and the Stockholders’ Agent shall use commercially reasonable efforts for a period of 45 calendar days (or such longer period as they may mutually agree) to resolve any Disputed Line Items. During such 45 calendar day period, Parent and the Stockholders’ Agent shall have access to the working papers, schedules and calculations of the other used in the preparation of the Adjustment Statement and the Notice of Disagreement and the determination of the Adjustment Amount and Disputed Line Items. If, at the end of such period, they are unable to resolve such Disputed Line Items, an independent accounting firm of recognized national standing as may be mutually selected by Parent and the Stockholders’ Agent (the “Auditor”), shall resolve any remaining Disputed Line Items. Within 15 days of the end of such 45 day period set forth above, Parent and the Stockholders’ Agent will enter into such reasonable and customary arrangements for the services to be rendered by the Auditor under this Section 2.9 which the Auditor may reasonably request. The Auditor shall determine as promptly as practicable (and in any event within 30 calendar days from the date that the dispute is submitted to it), whether the Adjustment Statement and the Adjustment Amount were prepared or determined, as applicable, in accordance with the standards set forth in Section 2.9(a), (b) and (c) and whether and to what extent (if any) the Adjustment Amount requires adjustment, limiting its review, however, only to the Disputed Line Items so submitted. If the Auditor’s resolution of the Disputed Line Items directly impacts other line items which are not Disputed Line Items, such line items shall be appropriately adjusted to reflect the resolution of the Disputed Line Items by the Auditor pursuant to this Section 2.9(e). The Surviving Corporation and the Stockholders’ Agent shall each furnish to the Auditor such workpapers and other documents and information relating to the disputed issues as the Auditor may request. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which the Adjustment Amount is finally determined in accordance with this Section 2.9(e) is hereinafter referred as to the “Determination Date.” The fees and expenses of the Auditor shall be allocated between Parent and Stockholders’ Agent in the same proportion that the total dollar amount of the Disputed Line Items submitted to the Auditor that is unsuccessfully disputed by each such party (as finally determined by the Auditor) bears to the total dollar amount of the Disputed Line Items so submitted by each such party.
          (f) If the Adjustment Amount is a positive number, then within two Business Days following the Determination Date, the number of shares of Parent Preferred Stock having a value equal to the Adjustment Amount (valuing the Parent Preferred Stock at $5.00 per share) shall be released to Parent from the Escrow Fund (as defined in Section 8.1(g) below).
     2.10 Withholding Rights. Parent, Company or Merger Sub shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the provisions of any applicable Tax laws. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF COMPANY
     Company represents and warrants, as of the date hereof and the Closing, to and for the benefit of Parent (except, with respect to any particular section or subsection of this Article 3, to the extent specifically described in the corresponding section or subsection of Schedule 3 (the “Company Disclosure Schedule”), it being understood and agreed that Company will use good faith efforts to provide conspicuous cross-references for each description of an exception that may relate to more than one representation or warranty but that any disclosure set forth in any section of the Company Disclosure Schedule shall constitute disclosure for any other section of the Company

Disclosure Schedule to the extent the relevance of such disclosure to such other section is reasonably apparent from the facts specified in such disclosure):
     3.1 Organization, Good Standing, Qualification. Company is a corporation duly organized, validly existing and in good standing under Delaware Corporate Law and has all requisite corporate power and authority to carry on its business. Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Company Material Adverse Effect.
     3.2 Capitalization. The authorized capital of Company as of the date of this Agreement (or such later date indicated below) consists of:
          (a) 40,000,000 shares of Preferred Stock, comprised of 20,000,000 shares of Series A Preferred Stock, 15,833,332 of which are issued and outstanding and 18,303,703 of which will be issued and outstanding at the time of the Closing and 20,000,000 shares of Series A-1 Preferred Stock, none of which are issued and outstanding. The rights, privileges and preferences of the Preferred Stock are as stated in Company’s Amended and Restated Certificate of Incorporation. All of the outstanding shares of Preferred Stock have been duly authorized, fully paid and are nonassessable and have been issued in compliance with all applicable federal and state securities laws.
          (b) 29,000,000 shares of voting Common Stock, 3,183,578 shares of which are issued and outstanding as of the date hereof and 3,183,578 shares of which will be issued and outstanding at the time of the Closing (except for such additional shares as may be issued upon the exercise of Company Stock Awards that are outstanding on the date hereof and reflected in Section 3.2(d)). All of the outstanding shares of voting Common Stock have been duly authorized, fully paid and are nonassessable and have been issued in compliance with all applicable federal and state securities laws.
          (c) 1,000,000 shares of Company’s non-voting Common Stock (“Company Non-Voting Common Stock”), 980,000 shares of which are issued and outstanding and none of which will be issued and outstanding on the date of Closing. All of the outstanding shares of Non-Voting Common Stock have been duly authorized, fully paid and are nonassessable and have been issued in compliance with all applicable federal and state securities laws.
          (d) Company has reserved 2,229,863 shares of Common Stock for issuance to officers, directors, employees and consultants of Company pursuant to the Company Stock Plan which has been duly adopted by the Board of Directors and approved by Company’s stockholders. Of such reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 1,714,988 shares have been granted and are currently outstanding, and 514,875 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Company Stock Plan. Section 3.2(d) of the Company Disclosure Schedule sets forth a list of all Company Stock Awards outstanding on the date hereof, the number of shares of Company Stock issuable upon exercise thereof and the exercise price thereof (which in each case is $0.05 per share), the vesting schedule with respect thereto, the name of the holder thereof, the date of grant and the expiration date thereof.
          (e) Except (i) as set forth in subsections 3.2(a) through (d), (ii) for warrants to purchase Series A Preferred Stock set forth on Section 3.2(e) of the Company Disclosure Schedule (the “Series A Warrants”) and (iii) for the Convertible Promissory Notes set forth on Section 3.2(e) of the Company Disclosure Schedule (the “Convertible Promissory Notes”), there are no authorized, issued or outstanding Equity Interests in Company or any authorized, issued or outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from Company of any shares of its capital stock. Except (i) as set forth in subsections 3.2(a) through (d), at the time of the Closing, there will be no authorized, issued or outstanding Equity Interests (other than the Oxford Warrant) in Company or any authorized, issued or outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from Company of any shares of its capital stock. Company is not a party or subject to any agreement or understanding, and, to the best of Company’s knowledge, except for the Voting Agreement, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security of the Company or by a director of Company. The Required Company Vote is the only stockholder approval necessary under Applicable Law for the approval of this Agreement and the Merger. The Required Redemption Vote is the only stockholder approval necessary under Applicable Law for the due authorization and approval of the Charter Amendment (defined below) and to effectuate the Non-Voting Common Stock Redemption. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. As a result of the Merger, Parent will be the sole record and beneficial holder of all of the Equity Interests of Company. Prior to the Closing, the Company shall have obtained the Required Redemption Vote and the Required Company Vote.
          (f) The Certified Stockholder List reflects all of the outstanding Equity Interests of Company and the name and address of each holder thereof, in each case, as of the date hereof. The Final Certified Stockholder List will reflect all of the outstanding Equity Interests of Company and the name and address of each holder thereof, in each case, as of the Closing.
     3.3 Subsidiaries. Company does not currently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Company is not a participant in any joint venture, partnership or similar agreement.
     3.4 Authorization. All corporate action on the part of Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of the Transaction Agreements to which any of them are contemplated to be a party, and the performance of all obligations of Company hereunder and thereunder, have been taken or will be taken prior to the Closing, and the Transaction Agreements, when executed and delivered by Company and its stockholders, shall constitute valid and legally binding obligations of Company and its stockholders, enforceable against

Company and its stockholders in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
     3.5 Governmental Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, administrative agency, commission or federal, state, county or local governmental authority, instrumentality or agency (each, a “Governmental Authority”) on the part of Company is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by the Transaction Agreements except for the filing of the Charter Amendment and the Certificate of Merger with the Secretary of State of the State of Delaware.
     3.6 Litigation. Except as provided in Section 3.6 of the Company Disclosure Schedule, there is no prior or pending action, suit, proceeding or investigation or, to Company’s knowledge, currently threatened against Company, that questions the validity of the Transaction Agreements or the right of Company to enter into them, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any Company Material Adverse Effect, financially or otherwise, or any change in the current equity ownership of Company, nor is Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations initiated at any time from three (3) years prior to the date of the Transaction Agreements to present, or, to the knowledge of Company, threatened, involving the prior employment of any of Company’s employees, their use in connection with Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Company currently pending or which Company intends to initiate.
     3.7 Intellectual Property.
          (a) Company Business Intellectual Property.
               (i) Company Products. Section 3.7(a)(i) of the Company Disclosure Schedule contains a complete and accurate list of all Company Products.
               (ii) Registered Intellectual Property. Section 3.7(a)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all Company Registered Intellectual Property, any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to the Company Registered Intellectual Property, and any actions that must be taken within 150 days after the Effective Time for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates.

               (iii) Intellectual Property Contracts. Section 3.7(a)(iii) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts to which Company is a party (1) with respect to Company-Owned Intellectual Property licensed to any third party, or (2) pursuant to which a third party has licensed any Intellectual Property to Company (“Intellectual Property Contracts”).
               (iv) Intellectual Property Indemnities. Section 3.7(a)(iv) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts whereby Company has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, defend or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation of any rights in Intellectual Property.
          (b) Validity. To the Company’s actual knowledge (including the knowledge of its patent and legal counsel), each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and, to the Company’s actual knowledge (including the knowledge of its patent and legal counsel), all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Registered Intellectual Property. The Company has not claimed any status in the application for or registration of any rights in Company Registered Intellectual Property, including “small business status,” that, to the Company’s actual knowledge (including the knowledge of its patent and legal counsel), would not be applicable to Parent. The Company has no knowledge of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would materially affect any pending application for any Company Registered Intellectual Property and Company has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property. The Company has completed due search and inquiry for the identification of material prior art and information relevant to the patentability of its pending Patent applications and to the validity of its issued Patents included in the Company Registered Intellectual Property, and has cited such prior art and information to each national patent office to the extent required and in conformity with the laws, regulations and requirements of such patent offices.
          (c) Ownership.
               (i) No Company Business Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, or stipulation or Contract restricting in any material manner, the use, transfer, or licensing thereof by Company, or which may materially affect the validity, use or enforceability of such Company Business Intellectual Property or Company Product, and Company is aware of no threatened or impending action or asserted or unasserted claim that could give rise to any legal action that may materially affect the validity, use or enforceability of such Company Business Intellectual Property or Company Product.
               (ii) All Company-Owned Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any person.
               (iii) The Company owns, and has good and exclusive title to, each item of Company-Owned Intellectual Property free and clear of any lien or encumbrance (other than the licenses described in Section 3.7(c)(iii) of the Company Disclosure Schedule. Without limiting the foregoing: (i) Company is the exclusive owner of all Trademarks that are used to designate the source or origin of the Company Products; (ii) Company owns exclusively, and has good title to, all copyrighted works that are embodied in any Company Product; and (iii) Company is, to the Company’s actual knowledge (including the knowledge of its patent and legal counsel), the exclusive owner of, or has secured appropriate rights from the owner through license or other agreement to, all Patents that are included in the Company Owned Intellectual Property.
               (iv) No person other than Company has ownership rights or license rights granted by Company to improvements made by or for Company in any Company Business Intellectual Property.
               (v) Within the past year, Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, Company Business Intellectual Property, to any other person, or (ii) permitted Company’s rights in any Company-Owned Intellectual Property to lapse or enter the public domain, except to the extent such failure would not result in a Company Material Adverse Effect.
          (d) Non-Infringement.
               (i) To the Company’s actual knowledge (including the knowledge of its patent and legal counsel), the operation of the business of Company as such business currently is conducted or is currently contemplated to be conducted, including, without limitation, the design, development, manufacture, use, import, sale licensing or other exploitation of Company Products, does not, and will not, infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received notice from any third party alleging any such infringement, misappropriation, unfair competition or trade practices.
               (ii) All Intellectual Property incorporated into or embodied in any Company Product was developed solely by either (1) employees of Company acting within the scope of their employment or (2) by third parties who have exclusively licensed to Company or validly and irrevocably assigned all of their rights, including all Intellectual Property rights therein, to Company. To the extent any such Intellectual Property relates to Company Registered Intellectual Property, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Company has recorded each such assignment with the relevant Governmental Authority.
          (e) Intellectual Property Contracts.
               (i) All Intellectual Property Contracts are in full force and effect.
               (ii) The Company is not in material breach of any of the Intellectual Property Contracts, and, to Company’s knowledge, no other party to any Intellectual Property Contract has materially failed to perform thereunder.
               (iii) The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Intellectual Property Contract. Following the Effective Time, Parent will be permitted to exercise all of Company’s rights under all Intellectual Property Contracts, to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which Company would otherwise be required to pay had such transactions contemplated hereby not occurred.
               (iv) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent, by operation of law or otherwise, of any contracts or agreements to which Company is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any software source code or other technology, (ii) Parent granting to any third party any right in any Intellectual Property, (iii) Parent being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iv) Parent being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company prior to the Closing.
          (f) Sufficiency of Intellectual Property Rights. The Company-Owned Intellectual Property, along with the Intellectual Property rights of Company under the Intellectual Property Contracts, constitute all the Company Business Intellectual Property.
          (g) Government Rights. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Business Intellectual Property. To the knowledge of Company, no current or former employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Company-Owned Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company. The U.S. Food and Drug Administration (the “FDA”) has not indicated, whether written or oral, nor is Company aware that the FDA intends to suspend, hold or delay Company’s clinical trials or approval of its products.

          (h) Third-Party Infringement. To the knowledge of Company, no person has infringed or misappropriated, or is infringing or misappropriating, any Company-Owned Intellectual Property, and no person has infringed or misappropriated, or is infringing or misappropriating, any Company Business Intellectual Property in a manner that would result in a Company Material Adverse Effect.
          (i) Trade Secret Protection. The Company has taken reasonable steps to protect the rights of Company in Company’s confidential information and trade secrets, and any trade secrets or confidential information of third parties provided to Company under an obligation of confidentiality, and, without limiting the foregoing, Company has required each employee and contractor to execute a proprietary information/confidentiality agreement in the form provided to Parent, and all current and former employees and contractors of Company has executed such an agreement, except where the failure to do so would not reasonably be expected have Company Material Adverse Effect.
     3.8 Compliance with Other Instruments. Company is not in violation or default (a) of any provisions of its Amended and Restated Certificate of Incorporation or Bylaws, (b) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound or (c) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to Company. The execution, delivery and performance by Company of this Agreement and any Transaction Agreement to which Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not contravene, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit, result in the creation or imposition of any lien, pledge, charge, claim, mortgage, liability, security interest, right of first refusal, title retention agreement, third party right or other encumbrance of any sort (each, a “Lien”) under or materially impair Company’s rights or alter the rights or obligations of a third party under (any such event, a “Conflict”) (i) any provision of Company’s Amended and Restated Certificate of Incorporation or Bylaws, (ii) Contract, or (iii) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of the properties (whether tangible or intangible) or assets of Company. Section 3.8 of the Company Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, Company under such Contracts from and after the Effective Time. Company has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger or for such Contracts to remain in effect without modification, limitation or alteration after the Closing Date. Following the Closing Date, Company will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than amounts or consideration which Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.
     3.9 Agreements; Actions.

          (a) There are no agreements, understandings or proposed transactions between Company and any of its officers, directors, affiliates, or any affiliate thereof.
          (b) Except for agreements explicitly contemplated by the Transaction Agreements, there are no agreements, understandings, instruments, contracts, leases, licenses or proposed transactions to which Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, Company in excess of, $10,000, (ii) the license of any Patent, copyright, trade secret or other proprietary right to or from Company, or (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell any Company Products to any other person or affect Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell any Company Products.
          (c) Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $10,000 or in excess of $50,000 in the aggregate, other than $2,406,299 in outstanding principal and $291,936 in outstanding interest under the Oxford Loan, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the Ordinary Course of Business.
          (d) For the purposes of subsections (b) and (c) above, all Indebtedness, Liabilities, instruments, Contracts and proposed transactions involving the same person or entity (including persons or entities Company has reason to believe are affiliated with that person or entity) shall be aggregated for the purposes of meeting the individual minimum dollar amounts of each such subsection.
          (e) Company is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Contract, nor is Company aware of any event that would constitute such a material breach, violation or default with or without the lapse of time, giving of notice or any combination thereof. Each Contract is in full force and effect and is not subject to any material default thereunder, nor is any party obligated to Company pursuant thereto subject to any default thereunder.
          (f) Except in connection with the Merger or as set forth in Section 3.9(f) of the Company Disclosure Schedule, Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the merger of Company with or into any such corporation or corporations, (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Company would be disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up of Company.

     3.10 Disclosure. Company has fully provided Parent with all the information that Parent has requested for deciding whether to enter into this Agreement and consummate the Merger. To Company’s knowledge, no representation or warranty of Company contained in this Agreement and the exhibits attached hereto or in any certificate furnished or to be furnished to Parent at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.
     3.11 No Conflict of Interest. Company is not indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the Ordinary Course of Business or relocation expenses of employees. To Company’s knowledge, none of Company’s officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to Company (other than in connection with purchases of Company’s stock) or have any direct or indirect ownership interest in any firm or corporation with which Company is affiliated or with which Company has a business relationship, or any firm or corporation which competes with Company except that officers, directors and/or stockholders of Company may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded companies that may compete with Company. To Company’s knowledge, none of Company’s officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with Company. Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.
     3.12 Title to Property and Assets. Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the Ordinary Course of Business and do not materially impair Company’s ownership or use of such property or assets. With respect to the property and assets it leases, Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.
     3.13 Financial Statements. Company has delivered to Parent its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of and for the six-month and twelve-month periods ended June 30, 2006 and December 31, 2005, respectively, and its audited financial statements (including balance sheet, income statement and statement of cash flows) as of and for the fiscal year ended December 31, 2004 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Company Financial Statements do not contain any footnotes including those that are required by GAAP and except for normal year-end adjustments which are consistent in nature with adjustments made in prior years. The Company Financial Statements fairly present the financial condition and operating results of Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Company Financial Statements, Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the Ordinary Course of Business subsequent to June 30, 2006 and (ii) obligations under contracts and commitments incurred in the Ordinary Course of Business and not required under GAAP to be reflected in the Company Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of Company. Company is not a guarantor of any indebtedness of any other person, firm or corporation. Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.
     3.14 Changes. Since June 30, 2006 there has not been:
          (a) any change in the assets, liabilities, financial condition or operating results of Company from that reflected in the Company Financial Statements, except changes in the Ordinary Course of Business that have not had a Company Material Adverse Effect;
          (b) any damage, destruction or loss, whether or not covered by insurance, that has had a Company Material Adverse Effect;
          (c) any waiver or compromise by Company of a valuable right or of a material debt owed to it;
          (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by Company, except in the Ordinary Course of Business and that has not had a Company Material Adverse Effect;
          (e) any execution, termination, material change to a material contract, lease, license or agreement by which Company or any of its assets is bound or subject;
          (f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;
          (g) any sale, assignment or transfer of any material assets or properties, Patents, Trademarks, copyrights, trade secrets or other intangible assets;
          (h) any resignation or termination of employment of any officer or key employee of Company or, to Company’s knowledge, of any impending resignation or termination of employment of any such officer or key employee;
          (i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Company;
          (j) any mortgage, pledge, transfer of a security interest in, or lien, created by Company, with respect to any of its material properties or assets, except liens for Taxes not yet due or payable;

          (k) any loans or guarantees made by Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the Ordinary Course of Business;
          (l) any declaration, setting aside or payment or other distribution in respect to any of Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Company;
          (m) to Company’s knowledge, any other event or condition of any character that might result in a Company Material Adverse Effect; or
          (n) any arrangement or commitment by Company to do any of the things described in this Section 3.14.
     3.15 Company Employee Matters and Benefit Plans.
          (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
               (i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA;
               (ii) “Code” shall mean the Internal Revenue Code of 1986, as amended;
               (iii) “Company Employee” shall mean any current or former or retired employee, consultant or director of the Company or any Company ERISA Affiliate;
               (iv) “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any Company ERISA Affiliate and any Employee;
               (v) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any Company ERISA Affiliate has or may have any liability or obligation;
               (vi) “Company ERISA Affiliate” shall mean each Subsidiary of the Company and any other person or entity under common control with the Company or any of its

Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;
               (vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;
               (viii) “IRS” shall mean the Internal Revenue Service;
               (ix) “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and
               (x) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          (b) Schedule. Schedule 3.15(b) contains an accurate and complete list of each Company Employee Plan and each Company Employee Agreement (other than the Company Stock Plan). Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Company Employee Plan or Company Employee Agreement, to modify any Company Employee Plan or Company Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Company Employee Agreement.
          (c) Documents. The Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Company Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) all IRS determination, opinion, notification and advisory letters; and (v) the three (3) most recent plan years discrimination tests for each Company Employee Plan.
          (d) Employee Plan Compliance. The Company and its Company ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. No Company Employee Plan is being audited or investigated by any government agency or is subject to any pending or, to the knowledge of the Company, threatened claim or suit.

          (e) No Pension or Welfare Plans. Neither the Company nor any Company ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.
          (f) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Company ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.
          (g) Effect of Transaction.
               (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.
               (ii) No payment or benefit which will or may be made by the Company or its Company ERISA Affiliates with respect to any Company Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which the Company or any Company ERISA Affiliates is a party or by which it is bound to compensate any Company Employee for excise taxes paid pursuant to Section 4999 of the Code.
          (h) Section 409A. Schedule 3.15(h) lists each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company and each Company ERISA Affiliate. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and any IRS guidance issued with respect thereto. No such nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.
     3.16 Tax Returns, Payments and Elections. Company has timely filed all Tax Returns as required by law. These Tax Returns are true and correct in all material respects. Company has paid all Taxes and other assessments due. The provision for Taxes of Company as shown in the Company Financial Statements is adequate for Taxes due or accrued as of the date thereof. Company has not made any elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets. Company has never had any material Tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of Company’s Tax Returns has ever been audited by governmental authorities. Since June 30, 2006, Company has not incurred any Taxes other than in the Ordinary Course of Business and Company has made adequate provisions on its books of account for all Taxes for such period. Company has paid or withheld from each payment made to each of its employees, consultants or third parties, the amount of all Taxes (including, but not limited to, federal income Taxes, Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes) required to be paid or withheld therefrom, and has paid the same to the proper Tax receiving officers or authorized depositories. Company has not engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).
     3.17 Insurance. Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.
     3.18 Labor Agreements and Actions. Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Company, has sought to represent any of the employees, representatives or agents of Company. There is no strike or other labor dispute involving Company pending, or to the knowledge of Company threatened, which could have a Company Material Adverse Effect, nor is Company aware of any labor organization activity involving its employees. Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with Company, nor does Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of Company is terminable at the will of Company. To its knowledge, Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment.
     3.19 Permits. Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could have a Company Material Adverse Effect. Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.
     3.20 Corporate Documents. The Amended and Restated Certificate of Incorporation and Bylaws of Company are in the form provided to Parent. The copy of the minute books of Company provided to Parent contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes accurately in all material respects.
     3.21 Real Property Holding Company. Company is not currently, and has not been during the prior five years, a United States real property holding corporation within the meaning of Section 897 of the Code and Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of the Treasury Regulations.
     3.22 Brokers. Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.
     3.23 Proprietary Information and Inventions Assignment Agreement. Company, its officers, consultants and each of its employees with access to Company’s confidential information have entered into Company’s standard form of Confidentiality Agreement, Consulting Agreement (with incorporated confidentiality clause), and/or Proprietary Information and Inventions Assignment Agreement, in substantially the form made available to Parent.
     3.24 Predecessor Corporations. There are no prior, pending or, to the Company’s knowledge, threatened claims asserted against Company or, to the Company’s knowledge, Company’s officers, directors or stockholders (solely in their capacity as stockholders) that have not been waived, released or otherwise extinguished, from or in connection with (a) any Entity which was a predecessor-in-interest to Company, or (b) the stockholders, employees, consultants, contractors or business relationships of any such Entity.
     3.25 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Company is a party or otherwise binding upon Company, which has or may reasonably be expected to have the effect of materially prohibiting or impairing any business practice of Company, any acquisition of property (tangible or intangible) by Company, the conduct of business by Company or otherwise limiting the freedom of Company or its affiliates to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, Company has not entered into any agreement under which Company is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.
     3.26 Environmental Matters.
          (a) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Company, is threatened by any Governmental Authority or other Person relating to Company and relating to or arising out of any Environmental Law.

          (b) Company is and has been in material compliance with all Environmental Laws and all Environmental Permits.
          (c) There are no material liabilities or obligations of Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.
     3.27 Restricted Securities. Company understands that the shares of Parent capital stock to be issued in the Merger have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent of Company’s stockholders. Company understands that the shares of Parent capital stock are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Company’s stockholders must hold the shares of Parent capital stock indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Company acknowledges that Parent has no obligation to register or qualify the shares of Parent capital stock for resale except for those individuals party to, and to the extent provided in, Parent’s Investors’ Rights Agreement. Company further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the shares of Parent capital stock, and on requirements relating to Company which are outside of Company’s control, and which Company is under no obligation and may not be able to satisfy.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub jointly and severally represent and warrant to Company as follows, as of the date hereof and the Closing, (except, with respect to any particular section or subsection of this Article 4, to the extent specifically described in the corresponding section or subsection of Schedule 4 (the “Parent Disclosure Schedule”), it being understood and agreed that Parent will use good faith efforts to provide conspicuous cross-references for each description of an exception that may relate to more than one representation or warranty but that any disclosure set forth in any section of the Parent Disclosure Schedule shall constitute disclosure for any other section of the Parent Disclosure Schedule to the extent the relevance of such disclosure to such other section is reasonably apparent from the facts specified in such disclosure):
     4.1 Organization, Good Standing, Qualification.
     Parent is a corporation duly organized and validly existing under the corporate law of the State of Washington and has all requisite corporate power and authority to carry on its business. Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Corporate Law and has all requisite corporate power and authority to carry on its business. Parent and Merger Sub are duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Parent Material Adverse Effect.
     4.2 Authorized Capital of Parent. The authorized capital of Parent consists as of the date of the Agreement of:
          (a) 26,314,511 shares of Preferred Stock, (i) 775,000 shares of Series A Preferred Stock, all of which are issued and outstanding, (ii) 2,675,073 shares of Series B Preferred Stock, all of which are issued and outstanding, (iii) 2,866,719 shares of Series C Preferred Stock, all of which are issued and outstanding, (iv) 997,719 shares of Series D Preferred Stock, 972,580 of which are issued and outstanding, and (v) 19,000,000 shares of Series E Preferred Stock, 9,347,208 of which are issued and outstanding. The rights, privileges and preferences of the Parent’s Preferred Stock are as stated in Parent’s Amended and Restated Articles of Incorporation. All of the outstanding shares of Parent’s Preferred Stock have been duly authorized, fully paid and are nonassessable and have been issued in compliance with all applicable federal and state securities laws.
          (b) 40,000,000 shares of Common Stock, 4,636,138 shares of which are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, fully paid and are nonassessable and have been issued in compliance with all applicable federal and state securities laws.
          (c) Parent has reserved 8,311,516 shares of Common Stock for issuance to officers, directors, employees and consultants of Company pursuant to the Parent Stock Option Plan which has been duly adopted by the Board of Directors and approved by Parent’s shareholders. Of such reserved shares of Common Stock, 1,376,344 shares have been issued pursuant to restricted stock purchase agreements, options to purchase 6,932,672 shares have been granted and are currently outstanding, and 1,378,844 shares of Parent Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Parent Stock Option Plan.
          (d) Except for outstanding options issued pursuant to the Parent Stock Option Plan, options to purchase 148,906 shares of Common Stock issued pursuant to Parent Stock Option Agreements outside the Parent Stock Option Plan, warrants to purchase 25,139 shares of Series D Preferred Stock and a warrant to purchase 124,999 shares of Common Stock, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from Parent of any shares of its capital stock. Parent is not a party or subject to any agreement or understanding, and, to the best of Parent’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of Parent.
     4.3 Subsidiaries.
          (a) Other than Merger Sub, Parent does not currently own or control, directly or indirectly, any interest in any other corporation, association or other business entity. The Merger Sub does not currently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Neither Parent nor Merger Sub is a participant in any joint venture, partnership or similar agreement.
          (b) The authorized capital of Merger Sub consists as of the date of this Agreement of 1,000 shares of Common Stock, all of which are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, fully paid and are nonassessable and have been issued in compliance with all applicable federal and state securities laws.
     4.4 Authorization. All corporate action on the part of each of Parent and Merger Sub, its officers, directors and shareholders necessary for the authorization, execution and delivery of the Transaction Agreements to which Parent and Merger Sub are contemplated to be a party, and the performance of all obligations of Parent and Merger Sub hereunder and thereunder have been taken or will be taken prior to the Closing, and the Transaction Agreements, when executed and delivered by Parent and Merger Sub, shall constitute valid and legally binding obligations of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
     4.5 Valid Issuance of Securities. Parent Stock that is being issued in accordance with the terms hereof for the consideration set forth herein will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements and applicable state and federal securities laws and, assuming that each stockholder of the Company that is receiving shares of Parent Stock in the Merger is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act, shall have been issued in compliance with all applicable federal and state securities laws.
     4.6 Governmental Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of Parent or Merger Sub is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by the Transaction Agreements except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
     4.7 Litigation. Except as provided in Section 4.7 of the Parent Disclosure Schedule, there is no prior or pending action, suit, proceeding or investigation or, to Parent or Merger Sub’s knowledge, currently threatened against Parent, Merger Sub or any of its subsidiaries that questions the validity of the Transaction Agreements or the right of Parent or Merger Sub to enter into them, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any Parent Material Adverse Effect, financially or otherwise, or any change in the current equity ownership of Parent or Merger Sub, nor is Parent or Merger Sub aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations initiated at any time from three (3) years prior to the date of the Transaction Agreements to present or, to the knowledge of Parent or Merger Sub, threatened, involving the prior employment of any of Parent or Merger Sub’s employees, their use in connection with Parent or Merger Sub’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither Parent, Merger Sub, nor any of its subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Parent, Merger Sub, or any of its subsidiaries currently pending or which Parent, Merger Sub or any of its subsidiaries intends to initiate.
     4.8 Intellectual Property. Section 4.8 of Parent Disclosure Schedule lists all material intellectual property Parent owns or has an interest in, specifying in each case whether such intellectual property is owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Parent, filed in the name of or applied for by Parent and used in connection with Parent’s business. To the best of Parent’s knowledge, after due search and inquiry, Parent owns or possesses sufficient title and ownership to all Patents, Trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for its business as now conducted. To the best of Parent’s knowledge, Parent’s business as now conducted does not conflict with, or infringe, the rights of others and Parent is not aware of any third-party rights that might reasonably be expected to lead such third-party to assert a claim against Parent. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Parent bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. Parent has not received any communications alleging (whether expressly or implied) that Parent has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. Parent is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interest of Parent or that would conflict with Parent’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of Parent’s business by the employees of Parent, nor the conduct of Parent’s business as proposed, will, to Parent’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. Parent does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by Parent. The FDA has not indicated, whether written or oral, nor is Parent aware that the FDA intends to suspend, hold or delay Parent’s clinical trials or approval of its products. To the knowledge of Parent, there is no person or entity violating, infringing or misappropriating any intellectual property right of Parent.
     4.9 Compliance with Other Instruments. Neither Parent nor Merger Sub is in violation or default (a) of any provisions of the Amended and Restated Articles of Incorporation or Bylaws of Parent or any provisions of the Articles of Incorporation or Bylaws of Merger Sub, (b) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, or (c) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to Parent or

Merger Sub. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any of the Transaction Agreements to which Parent or Merger Sub is a party, and the consummation of the transactions contemplated hereby or thereby, will not contravene, conflict with or result in any such violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit, result in the creation or imposition of any Lien under or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of a third party under (i) any provision of Parent’s Amended and Restated Articles of Incorporation, Merger Sub’s Certificate of Incorporation or either Parent’s or Merger Sub’s Bylaws, (ii) any Contract, or (iii) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of the properties (whether tangible or intangible) or assets of Parent or Merger Sub. Section 4.9 of the Parent Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, Parent and Merger Sub under such Contracts from and after the Effective Time. Parent and Merger Sub have obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger or for such Contracts to remain in effect without modification, limitation or alteration after the Closing Date. Following the Closing Date, Parent and Merger Sub will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than amounts or consideration which Parent and Merger Sub would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.
     4.10 Agreements; Actions.
          (a) There are no agreements, understandings or proposed transactions between Parent or Merger Sub and any of their respective officers, directors, affiliates, or any affiliate thereof.
          (b) Except for agreements explicitly contemplated by the Transaction Agreements, there are no agreements, understandings, instruments, contracts, leases, licenses or proposed transactions to which Parent or Merger Sub is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, Parent or Merger Sub in excess of, $50,000, (ii) the license of any Patent, copyright, trade secret or other proprietary right to or from Parent or Merger Sub, or (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or affect Parent or Merger Sub’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.
          (c) Neither Parent nor Merger Sub has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000 or in excess of $200,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the Ordinary Course of Business.
          (d) For the purposes of subsections (b) and (c) above, all Indebtedness, Liabilities, instruments, Contracts and proposed transactions involving the same person or entity (including persons or entities Parent and Merger Sub have reason to believe are affiliated with that person or entity) shall be aggregated for the purposes of meeting the individual minimum dollar amounts of each such subsection.
          (e) Parent and Merger Sub are in material compliance with and have not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Contract, nor are Parent or Merger Sub aware of any event that would constitute such a material breach, violation or default with or without the lapse of time, giving of notice or any combination thereof. Each Contract is in full force and effect and is not subject to any material default thereunder, nor is any party obligated to Parent or Merger Sub pursuant thereto subject to any default thereunder.
          (f) Except in connection with the Merger, neither Parent nor Merger Sub has engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the merger of Parent or Merger Sub with or into any such corporation or corporations, (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of Parent or Merger Sub or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Parent or Merger Sub, respectively, would be disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up of Parent or Merger Sub.
     4.11 Disclosure. Parent and Merger Sub have fully provided Company with all the information that Company has requested for deciding whether to enter into this Agreement and consummate the Merger. To Parent’s and Merger Sub’s knowledge, no representation or warranty of Parent or Merger Sub contained in this Agreement and the exhibits attached hereto or in any certificate furnished or to be furnished to Company at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.
     4.12 No Conflict of Interest. Neither Parent nor Merger Sub is indebted, directly or indirectly, to any of its respective officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the Ordinary Course of Business or relocation expenses of employees. To Parent and Merger Sub’s knowledge, none of Parent or Merger Sub’s officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to Parent or Merger Sub (other than in connection with purchases of Parent or Merger Sub’s stock) or have any direct or indirect ownership interest in any firm or corporation with which Parent or Merger Sub is affiliated or with which Parent or Merger Sub has a business relationship, or any firm or corporation which competes with Parent or Merger Sub except that officers, directors and/or shareholders of Parent or Merger Sub may own stock in

(but not exceeding two percent of the outstanding capital stock of) any publicly traded companies that may compete with Parent or Merger Sub. To Parent and Merger Sub’s knowledge, none of Parent or Merger Sub’s officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with Parent or Merger Sub. Parent or Merger Sub is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.
     4.13 Rights of Registration and Voting Rights. Except as contemplated in the Investors’ Rights Agreement, Parent has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity. To Parent’s knowledge, no shareholder of Parent has entered into any agreements with respect to the voting of capital shares of Parent.
     4.14 Title to Property and Assets. Parent owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the Ordinary Course of Business and do not materially impair Parent’s ownership or use of such property or assets. With respect to the property and assets it leases, Parent is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.
     4.15 Financial Statements. Parent has delivered to Company its unaudited financial statements (including a balance sheet and an income statement ) as of and for the six-month and twelve-month periods ended June 30, 2006 and December 31, 2005, respectively, and its audited financial statements (including a balance sheet and an income statement) as of and for the fiscal year ended December 31, 2004 (collectively, the “Parent Financial Statements”). The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Parent Financial Statements may not contain any footnotes required by GAAP and except for normal year-end adjustments which are consistent in nature with adjustments made in prior years. Parent Financial Statements fairly present the financial condition and operating results of Parent or Merger Sub as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in Parent Financial Statements, Parent or Merger Sub has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the Ordinary Course of Business subsequent to June 30, 2006 and (ii) obligations under contracts and commitments incurred in the Ordinary Course of Business and not required under GAAP to be reflected in Parent Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of Parent. Parent is not a guarantor of any indebtedness of any other person, firm or corporation. Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.
     4.16 Changes. Since June 30, 2006, there has not been:
          (a) any change in the assets, liabilities, financial condition or operating results of Parent or Merger Sub, from that reflected in the Parent Financial Statements, except changes in the Ordinary Course of Business that have not had a Parent Material Adverse Effect;

          (b) any damage, destruction or loss, whether or not covered by insurance that has had a Parent Material Adverse Effect;
          (c) any waiver or compromise by Parent or Merger Sub of a valuable right or of a material debt owed to it;
          (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Company, except in the Ordinary Course of Business and that has not had a Parent Material Adverse Effect;
          (e) any execution, termination, material change to a material contract, lease, license or agreement by which Parent or Merger Sub or any of their assets is bound or subject;
          (f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;
          (g) any sale, assignment or transfer of any material assets or properties, Patents, Trademarks, copyrights, trade secrets or other intangible assets;
          (h) any resignation or termination of employment of any officer or key employee of Parent or Merger Sub or, to Parent’s knowledge, of any impending resignation or termination of employment of any such officer or key employee;
          (i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Company;
          (j) any mortgage, pledge, transfer of a security interest in, or lien, created by Parent or Merger Sub, with respect to any of its material properties or assets, except liens for Taxes not yet due or payable;
          (k) any loans or guarantees made by Parent or Merger Sub to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the Ordinary Course of Business;
          (l) any declaration, setting aside or payment or other distribution in respect to any of Parent’s or Merger Sub’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Parent or Merger Sub;
          (m) to Parent’s or Merger Sub’s knowledge, any other event or condition of any character that might result in a Parent Material Adverse Effect; or
          (n) any arrangement or commitment by Parent or Merger Sub to do any of the things described in this Section 4.16.

     4.17 Parent Employee Matters and Benefit Plans.
          (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
               (i) “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and
               (ii) “Parent Employee” shall mean any current or former or retired employee, consultant or director of Parent or any Parent ERISA Affiliate;
               (iii) “Parent Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between Parent or any Parent ERISA Affiliate and any Parent Employee;
               (iv) “Parent Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Parent or any Parent ERISA Affiliate for the benefit of any Parent Employee, or with respect to which Parent or any Parent ERISA Affiliate has or may have any liability or obligation;
               (v) “Parent ERISA Affiliate” shall mean each subsidiary of Parent and any other person or entity under common control with Parent or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;
               (vi) “Pension Plan” shall mean each Parent Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          (b) Schedule. Schedule 4.17(b) contains an accurate and complete list of each Parent Employee Plan and each Parent Employee Agreement.
          (c) Employee Plan Compliance. Parent and its Parent ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent

Employee Plan. No Parent Employee Plan is being audited or investigated by any government agency or is subject to any pending or, to the knowledge of Parent, threatened claim or suit.
          (d) No Pension or Welfare Plans. Neither Parent nor any Parent ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Parent Employee Plan provides health benefits that are not fully insured through an insurance contract.
          (e) No Post-Employment Obligations. No Parent Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Parent nor any Parent ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.
     4.18 Tax Returns, Payments and Elections. Each of Parent and Merger Sub has timely filed all Tax Returns as required by law. These Tax Returns are true and correct in all material respects. Each of Parent and Merger Sub has paid all Taxes and other assessments due. The provision for Taxes of Parent as shown in the Parent Financial Statements is adequate for Taxes due or accrued as of the date thereof. Parent has not made any elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on Parent, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets. Parent has never had any material Tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of Parent’s Tax Returns has ever been audited by governmental authorities. Since June 30, 2006, Parent has not incurred any Taxes other than in the Ordinary Course of Business and Parent has made adequate provisions on its books of account for all Taxes for such period. Parent has paid or withheld from each payment made to each of its employees, consultants or third parties, the amount of all Taxes (including, but not limited to, federal income Taxes, Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes) required to be paid or withheld therefrom, and has paid the same to the proper Tax receiving officers or authorized depositories. Parent has not engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).
     4.19 Insurance. Parent has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. Parent has in full force and effect term life insurance, payable to Parent, on the life of Gregory A. Demopulos, M.D., in the amount of

$4,900,000. Parent has in full force and effect product liability insurance in the amount of $5,000,000.
     4.20 Labor Agreements and Actions. Neither Parent nor Merger Sub is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Parent nor Merger Sub, has sought to represent any of the employees, representatives or agents of Parent or Merger Sub. There is no strike or other labor dispute involving Parent or Merger Sub pending, or to the knowledge of Parent or Merger Sub threatened, which could have a Parent Material Adverse Effect, nor is Parent or Merger Sub aware of any labor organization activity involving its employees. Neither Parent nor Merger Sub is aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with Parent or Merger Sub, nor do Parent or Merger Sub have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of Parent or Merger Sub is terminable at the will of each of Parent or Merger Sub, respectively. To its knowledge, each of Parent and Merger Sub has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment.
     4.21 Permits. Parent, Merger Sub and each of its subsidiaries has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in default in any material respect under any of such franchises, permits, licenses or other similar authority.
     4.22 Corporate Documents. The Amended and Restated Articles of Incorporation and Bylaws of Parent, and the Certificate of Incorporation and Bylaws of Merger Sub, are in the form made available to Company. The copy of the minute books of Parent and Merger Sub made available to Company contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes accurately in all material respects.
     4.23 Brokers. Neither Parent nor Merger Sub has a contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.
     4.24 Proprietary Information and Inventions Assignment Agreement. Parent, Merger Sub, and its respective officers, consultants and each of its employees with access to Parent and Merger Sub’s confidential information have entered into Parent and Merger Sub’s standard form of Confidentiality Agreement, Consulting Agreement (with incorporated confidentiality clause), and/or Proprietary Information and Inventions Assignment Agreement, in substantially the form made available to Company.

     4.25 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Parent is a party or otherwise binding upon Parent, which has or may reasonably be expected to have the effect of materially prohibiting or impairing any business practice of Parent, any acquisition of property (tangible or intangible) by Parent, the conduct of business by Parent or otherwise limiting the freedom of Parent or its affiliates to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, Parent has not entered into any agreement under which Parent is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.
     4.26 Environmental Matters.
          (a) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Parent, is threatened by any Governmental Authority or other Person relating to Parent and relating to or arising out of any Environmental Law.
          (b) Parent is and has been in material compliance with all Environmental Laws and all Environmental Permits.
          (c) There are no material liabilities or obligations of Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.
ARTICLE 5
ADDITIONAL AGREEMENTS
     5.1 Company’s Conduct of the Business Prior to Closing.
          From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 7, except as set forth on the Company Disclosure Schedule, Company shall:
               (i) Except as necessary to comply with its covenants and obligations hereunder or as Parent shall otherwise agree in writing, conduct its business in the Ordinary Course of Business, including but not limited to maintaining all contracts, Patents, Patent applications and permits in full force and effect;
               (ii) Use commercially reasonable efforts to collect all of its Accounts Receivable in the Ordinary Course of Business;

               (iii) Maintain insurance coverage consistent with past practice;
               (iv) Use all commercially reasonable efforts to (i) preserve intact its assets, associated interests, and business and employees and (ii) otherwise maintain good relationships with employees, sales representatives, licensors, licensees, suppliers, contractors (other than members of Company’s scientific advisory board and similar consultants except for Linda Buck), distributors, customers, and others having relations with Company, in each case substantially in the manner as it has prior to the Execution Date; and
               (v) Notify Parent of all employee resignations, terminations, threatened resignations or impending resignations or terminations.
     5.2 Interim Operations. From the Execution Date until the earlier of Effective Time or the termination of this Agreement pursuant to Article 7, except as set forth in Schedule 5.2 or as otherwise required herein, Company shall not, and shall cause its officers, directors, employees, consultants and advisors to not (in each case without the written consent of Parent):
          (a) Take any action that would constitute a breach of its representations and warranties;
          (b) Take any action that would prevent it from performing or cause it not to perform its covenants or closing conditions hereunder;
          (c) Enter into, become bound by, or permit any of the assets owned or used by it to become bound by, any material Contract, or amend, modify or terminate, or waive or exercise any material right or remedy or grant, transfer, license or assign any material right or material claims under, any material Contract (including any Intellectual Property Contract);
          (d) Acquire, lease or license any right or other asset from any other Person or sell encumber, convey, assign, or otherwise dispose, encumber, pledge, grant or transfer, or lease or license or sublicense to any Person, or amend or modify, any material right or asset of Company or interest therein (including with respect to Intellectual Property) or waive or relinquish any material right or enter into any action that could materially change the value of Company without the prior consent of Parent;
          (e) Declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities or distribute cash outside of the Ordinary Course of Business;
          (f) Use the proceeds of any bridge loans from its stockholders for any purpose other than for working capital for routine operating purposes (which may include Employee Payments included in the Adjustment Statement);
          (g) Sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security;

(C) any instrument convertible into or exchangeable for any capital stock or other security; or (D) reserve for issuance any additional grants, and or shares under any stock option or equity plan;
          (h) Amend or permit the adoption of any amendment to its Certificate of Incorporation or Bylaws or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction or otherwise acquire or agree to acquire any assets other than non-material assets or enter into any material partnership arrangements, joint development agreements or strategic alliances;
          (i) Lend money to any Person, or incur or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company;
          (j) Hire, fire or terminate any employee or consultant or promote the employment status or title changes of senior employees;
          (k) Except with respect to Employee Payments included in the Adjustment Statement, grant any severance or termination pay (cash, equity or otherwise) to any officer or employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;
          (l) Except with respect to Employee Payments included in the Adjustment Statement, adopt or amend any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable “at will” and who are not officers of the Company), pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, or increase the salaries or wage rates or fringe benefits (cash, equity or otherwise) (including rights to severance or indemnification) of its directors, officers, employees or consultants, except pursuant to agreements outstanding on the date hereof that have been previously been disclosed in writing to Parent;
          (m) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;
          (n) Make any Tax election or adopt or change any accounting methods, principles or practices;
          (o) Commence or settle any litigation; or
          (p) Agree or commit to take any of the actions described in this Section 5.2.

     For the avoidance of doubt, Parent’s consent to any of the foregoing shall not be deemed to affect Company’s representations and warranties, covenants, or Parent’s closing conditions hereunder or whether a Company Material Adverse Effect has occurred.
     5.3 Acquisition Proposals. From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 7, Company agrees that neither it nor any of its officers and directors shall, and that it shall direct and cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) to not, directly or indirectly, initiate or solicit or take any action designed to encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to (a) a sale of, or issuance of stock of Company (except for the conversion or exercise of previously issued Equity Interests set forth on Company Disclosure Schedule), (b) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Company, or (c) any purchase or sale (or exclusive license, or non-exclusive license outside the Ordinary Course of Business) of all or any significant portion of Company’s business or assets (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). Company further agrees that neither it nor any of its officers and directors shall, and that it shall direct and cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) to not, directly or indirectly, have any discussion with or provide any Confidential Information or data to any Person (other than Parent and its Affiliates) relating to an Acquisition Proposal (other than to respond to any inquiry proposal or offer by indicating that Company is not interested in an Acquisition Proposal and without providing further information), or engage in any negotiations concerning an Acquisition Proposal. Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any party (other than Parent and its Affiliates) conducted heretofore with respect to any Acquisition Proposal and will not waive any rights under any confidentiality agreements entered into with any such party. If Company receives any written proposal from a third party concerning an Acquisition Proposal, Company shall promptly (in any event within two (2) business days of receiving such proposal) provide such proposal to Parent and inform Parent in writing and in reasonable detail regarding any related matters pertaining to such Acquisition Proposal, including any subsequent oral or written communications and the identity of such third party. If Company receives any proposal not in writing from a third party concerning an Acquisition Proposal, Company shall promptly (in any event within two (2) business days of receiving such proposal) provide a reasonably detailed written summary of such proposal including all of its terms and conditions to Parent and inform Parent in writing and in reasonable detail regarding any related matters pertaining to such Acquisition Proposal, including any subsequent oral or written communications and the identity of such third party. Company agrees that it will take the necessary steps to promptly inform the Persons referred to in the first sentence of this Section 5.3 of their obligations under this Section 5.3. Subject to applicable law, or as necessary to consummate the Merger and the transactions contemplated hereby, Company shall not disclose to any Person the fact that it has entered into this Agreement.

     5.4 Certain Notifications. From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 7, Company shall promptly notify Parent in writing regarding any:
          (a) action taken by Company with respect to its business not in the Ordinary Course of Business;
          (b) any action taken by Company or circumstance or event that could reasonably be expected to have a Company Material Adverse Effect;
          (c) fact, circumstance or event, or action by Company (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of Company contained in this Agreement not being true and correct in all material respects when made or at Closing;
          (d) material breach of any covenant or obligation of Company hereunder; or
          (e) circumstance or event that results in, or could reasonably be expected to result in, the failure of Company to timely satisfy any of the closing conditions in Article 6 of this Agreement, to the extent Company has knowledge of any of the foregoing.
Any disclosure provided pursuant to this Section 5.4 will not serve to amend information provided in Company Disclosure Schedule to include such events.
     5.5 Access to Information. From the Execution Date until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, Company shall (a) provide Parent and its representatives with prompt and reasonable access during regular business hours upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of Company, to all premises, properties, key personnel, Persons having business relationships with Company (including suppliers, licensors, licensees, customers and distributors, to the extent permitted by such third parties), books and records (including Tax records); (b) furnish Parent with any regularly prepared financial, operating and other data and information related to Company’s business (including copies thereof), as Parent may reasonably request; and (c) otherwise cooperate and assist, to the extent reasonably requested by Parent, with Parent’s investigation of Company and its business. No information or knowledge obtained in any investigation pursuant to this Section 5.5 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in Article 6.
     5.6 All Commercially Reasonable Efforts. From the Execution Date until the earlier of the Effective Time or termination of this Agreement pursuant to Article 7, each of Company, on the one hand, and Parent and Merger Sub, on the other, shall use all commercially reasonable efforts to cause to be fulfilled and satisfied all of the other party’s conditions to Closing set forth in Article 6.

     5.7 Consents. From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 7, Company shall use all commercially reasonable efforts to obtain all Consents necessary to consummate the Merger on the terms and conditions hereof with respect to Company and Company’s business (including any Consents pertaining to Contracts of Company or Governmental Approvals held by or required to be obtained by Company), and Parent shall use all commercially reasonable efforts to obtain any Consents and make and deliver all filings and notices to consummate the transaction on the terms and conditions hereof that apply to Parent. Parent shall not be required to, as a condition to Company’s obtaining any Consent (a) agree to any material changes in, or the imposition of any material condition to the transfer in connection with the Merger of, any Contract, Governmental Approval or other asset or liability of Company, (b) dispose of or make any changes to its business or (c) expend any funds or incur any Liability. Prior to seeking any consent, waiver or approval with respect to any Contract, Company will consult with Parent to determine whether such consent, waiver or approval should be obtained and, if Parent determines that it does not want Company seeking any consent, waiver or approval, and Parent waives Company’s non-compliance with this Section 5.7 with respect to the failure to obtain such consent, waiver or approval, Company shall not seek to obtain such consent, waiver or approval.
     5.8 Further Assurances. From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 7, the parties hereto shall execute such documents and other papers and take such further actions as may be reasonably requested by Company, on the one hand, and Parent, on the other hand, to facilitate the Closing as set forth herein.
     5.9 Confidentiality.
          (a) The provisions of this Section 5.9 shall be effective from the Execution Date until the earlier of (x) the Effective Time or (y) in the event of termination of this Agreement pursuant to Article 7, five years from the Execution Date. Without the prior written consent of Company, in the case of Parent and Merger Sub, and Parent, in the case of Company, (1) Company shall not disclose or use any Confidential Information of Parent or Merger Sub (including the Term Sheet, dated July 3, 2006, between Parent and Company and all discussions relating thereto, as well as this Agreement and all discussions relating thereto), and (2) Parent and Merger Sub shall not disclose or use the Confidential Information of Company (including the Term Sheet, dated July 3, 2006, between Parent and Company and all discussions relating thereto, as well as this Agreement and all discussions relating thereto), in each case except as reasonably required in connection with this Agreement and the Merger. Each of Company, on the one hand, and Parent, on the other hand, shall use no less than reasonable care in protecting any such Confidential Information received. Information shall not be deemed Confidential Information under this Section 5.9(a) if it: (i) is or becomes publicly known through no wrongful act or omission of the receiving party; (ii) was rightfully known by the receiving party before receipt from the disclosing party; (iii) becomes rightfully known to the receiving party without confidential or proprietary restriction from a source other than the disclosing party that does not owe a duty of confidentiality (directly or indirectly) to the disclosing party with respect to such Confidential Information; or (iv) that is established by the receiving party using contemporaneous written documentation to have been independently developed by the receiving party without the use of or reference to the Confidential Information of the disclosing party.
          (b) Notwithstanding subsection (a) above, in the event a party believes in good faith that it is required to disclose the Confidential Information of another party (in such event, such party is a “Nondisclosing Party,” and the party required to disclose is the “Disclosing Party”) pursuant to Applicable Law or an Order, and otherwise would be prohibited from doing so under this Section 5.9, the Disclosing Party shall: (i) promptly notify the Nondisclosing Party of the existence, terms and circumstances surrounding such requirement; (ii) consult with the Nondisclosing Party on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required, furnish only that portion of the Confidential Information which the Disclosing Party is legally compelled to disclose and advise the Nondisclosing Party reasonably in advance of such disclosure (to the extent permitted by applicable law) so that the Nondisclosing Party may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. The Disclosing Party shall not oppose actions by the Nondisclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information.
          (c) Notwithstanding anything to the contrary herein, Parent, Merger Sub and Company shall be entitled to seek equitable relief to protect their interest in any of their Confidential Information, including injunctive relief.
          (d) In the event of termination of this Agreement pursuant to Article 7, upon written request therefor by a party hereto which has provided Confidential Information to the party receiving such Confidential Information, the nondisclosing party shall return to the disclosing party within ten (10) days of such request by commercially reasonable, secure delivery means reasonably requested by the disclosing party all Confidential Information of the Disclosing Party, without retaining any copies thereof (except that a copy of all Confidential Information may be retained (i) by counsel for the nondisclosing party, and (ii) by the nondisclosing party as deemed reasonably necessary by the nondisclosing party in connection with any dispute hereto, in which case, any such retained information shall remain subject to this Section 5.9 and shall be used or disclosed only as reasonable necessary in connection with such dispute).
     5.10 Public Announcements. From the Execution Date until the Closing, Company and Parent shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement or the Merger (including any initial respective press releases of Company and Parent), and neither Company nor its Affiliates, nor Parent nor its Affiliates, shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Merger without the prior consent of Parent (in the case of Company and its Affiliates) or Company (in the case of Parent and its Affiliates), except as required by Legal Requirements. Neither party shall unreasonably withhold approval from the other with respect to any such press release or public announcement. If prior to the Effective Time any party determines, with the advice of counsel, that it is required by any Legal Requirement to make this Agreement, the other

Transaction Agreements or any terms hereof or thereof public or otherwise issue a press release or make a similar public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the other Transaction Agreements as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. For the avoidance of doubt, the restrictions set forth in this section shall not apply to communications by any party to customers, potential customers or other third parties of Company’s business in connection with performance of this Agreement and the Transaction Agreements and which are not generally made to the public.
     5.11 Company Employees. At or prior to Closing, Company shall (i) terminate all employment contracts between Company and its officers and employees, (ii) terminate the employment of all Company employees, consultants and scientific advisory board members other than the individuals set forth on Schedule 5.11, (iii) shall enter into severance agreements (in a form reasonably acceptable to Parent) with any terminated employee who receives any severance, bonus, payment of insurance or other benefits, including as provided in Sections 3.9(a) and 3.14(f) of the Company Disclosure Schedule or as otherwise set forth on Schedule 2.9 (without duplication) and (iv) with respect to all other terminated employees of the Company, shall use commercially reasonable efforts to enter into severance agreements with such terminated employees in a form reasonably acceptable to Parent. The Surviving Corporation, at its sole discretion, may extend employment offers to Company officers or employees. Prior to Closing, Company shall use all commercially reasonable efforts to cooperate with Parent’s reasonable requests for information and cooperation pertaining to employee, employee benefit matters and the employment by the Surviving Corporation of Company employees.
     5.12 Stockholder Approval of Merger and Charter Amendment; Redemption.
          (a) Promptly after the date hereof, Company will take all action necessary in accordance with Delaware Corporate Law and its Amended and Restated Certificate of Incorporation and Bylaws to solicit the written consent of the holders of the capital stock of Company for the purpose of obtaining the Required Redemption Vote for the approval and adoption of the Charter Amendment. The board of directors of Company shall recommend that the holders of capital stock of Company approve and adopt the Charter Amendment. Following the due authorization and approval of the Charter Amendment and prior to the Closing, Company shall file the Charter Amendment with the Secretary of State for the State of Delaware and consummate the Non-Voting Common Stock Redemption.
          (b) Promptly after the date hereof, Company will (i) take all action necessary in accordance with Delaware Corporate Law and its Amended and Restated Certificate of Incorporation and Bylaws to solicit the written consent of the holders of the capital stock of Company for the purpose of obtaining the Required Company Vote for the approval and adoption of this Agreement and the Merger, and (ii) otherwise use its best efforts to secure at least the Required Company Vote or in excess thereof. The board of directors of Company shall recommend that the holders of capital stock of Company approve and adopt this Agreement and approve and adopt the

Merger. Company shall in no way challenge the validity or enforceability of any provisions of the Voting Agreement.
          (c) Company shall prior to Closing provide appraisal rights notices in connection with the Merger in accordance with Delaware Corporate Law, and shall otherwise comply with Section 2.4, the Amended and Restated Certificate of Incorporation and bylaws of Company and Delaware Corporate Law with respect to appraisal rights. Company shall promptly inform Parent of any claims for appraisal rights or similar communications received by Company prior to Closing.
     5.13 Director and Officer Indemnification. If the Surviving Corporation amends its Certificate of Incorporation or Bylaws following Closing in a manner that materially adversely affects any rights to indemnification provided to Company’s prior officers and directors thereunder, the Surviving Corporation shall indemnify such prior officers and directors to the same extent as would have been required pursuant to Company’s Certificate of Incorporation, Bylaws and any director and officer indemnification agreements (to the extent copies of which have been delivered to Parent) as in effect immediately prior to Closing without giving effect to any such amendment; provided that this sentence shall apply only with respect to acts or omissions occurring prior to Closing. Any indemnification of officers and directors following Closing with respect to acts or omissions occurring after Closing shall be governed by the Certificate of Incorporation and Bylaws of the Surviving Corporation as then in effect. The parties acknowledge and agree that neither this Section 5.13 nor any other provision hereof shall be deemed to impose any indemnification or similar obligation on Parent or to require Parent to contribute any funds to Company or to otherwise fund the indemnification obligations of Company. Immediate prior to the Closing, Company may obtain (and Parent shall pay for) directors’ and officers’ runoff program liability insurance coverage for a period of three years following the Closing for the benefit of the prior officers and directors of Company with respect to their acts and omissions as directors and officers of Company occurring prior to the Closing; provided, however, that the cost of such liability insurance shall not exceed $36,000.
     5.14 Right of Existing Investors to Designate for Election One Member of Parent’s Board of Directors. Immediately following the Investment, the Existing Investors by majority vote, shall have the right to designate for election one member to the board of directors of Parent, to be drawn from the Existing Investors’ employees or as may otherwise be agreed with the other members of the board of directors of Parent, which initial designee shall be Jean-Philippe Tripet; provided, that such right shall terminate upon the first to occur of (i) such time as the Existing Investors no longer hold at least fifty percent (50%) of the capital stock issued to them in connection with the Merger and the Investment, (ii) the Company’s initial public offering or (iii) a change of control of Parent.
     5.15 Section 280G. Company shall promptly, submit to the stockholders of Company for approval (in a manner satisfactory to Parent), by such number of stockholders of Company as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by Company and shall be subject to review and approval by Parent), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time Company shall deliver to Parent evidence satisfactory to Parent that (A) a vote of the stockholders of Company was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”), or (B) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the stockholder vote.
     5.16 Termination of Plans. Effective as of the day immediately preceding the Closing Date, Company and its Company ERISA Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to Company that such 401(k) plans shall not be terminated) (collectively, the “Terminating Company Employee Plans”). Unless Parent provides such written notice to Company, no later than five business days prior to the Closing Date, Company shall provide Parent with evidence that such Terminating Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent. Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.
     5.17 Tax Treatment. None of the Parties shall take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.
     5.18 Information Statement. Promptly following the execution of this Agreement the parties shall jointly prepare (in a form to be mutually agreed upon by Parent and Company promptly following the date of this Agreement) and cause to be delivered to the stockholders of the Company an information statement soliciting stockholder approval of the Redemption, the Merger Agreement and the Merger (the “Information Statement”). Each of the parties shall use commercially reasonable efforts to ensure that the Information Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.
ARTICLE 6
CONDITIONS TO THE MERGER
     6.1 Conditions to Parent’s and Merger Sub’s Obligations to Close. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived (in whole or in part), in writing, by Parent and Merger Sub:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Company set forth in this Agreement and qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, at and as of the Closing with the same force and effect as if made at Closing (other than such representations and warranties as are made as of another date, which, if qualified as to materiality, shall be true and accurate as of such date, and, if not so qualified, shall be true and accurate in all material respects as of such date).
          (b) Performance of Covenants. Each and all of the covenants and agreements of Company to be performed or complied with prior to or on the Closing Date shall have been performed or complied with in all material respects by Company.
          (c) No Company Material Adverse Effect. From the date of this Agreement to Closing, there shall not have been any Company Material Adverse Effect, and Company shall have no knowledge of any such change which is threatened. For avoidance of doubt, a Company Material Adverse Effect shall be deemed to have occurred if there is a lack of sufficient personnel, as determined by Parent, remaining upon the Closing, that are employed by Company and/or Parent, to permit the continued advancement of Company’s technologies without delay; provided, however, that nothing in this Section 6.1(c) shall require Company to have any level of cash resources at the time of Closing.
          (d) Company Certificate. Company shall have delivered to Parent a certificate executed on behalf of Company by its chief executive officer (i) certifying the matters set forth in Sections 6.1(a)-(c), (ii) certifying that the board of directors and stockholders of Company have approved this Agreement, the Merger and the other Transaction Agreements and that such approvals have not been superseded and (iii) certifying that the attached (A) copy of the duly executed written consent of the board of directors or the minutes of a meeting of the board of directors with respect to such board approval is true and correct and that such approval has not been superseded and (B) copy of duly executed written consent of the stockholders or the minutes of the meeting of the shareholders with respect to the Required Company Vote and the Required Redemption Vote is true and correct and that such approval has not been superseded.
          (e) Cash Equity Investment. As a condition to, and simultaneous with Closing, the Existing Investors and/or new investors acceptable to Parent that are interested in participating shall have invested at least $5,000,000 but no more than $6,000,000 (the “Investment”) in the aggregate in Parent’s Series E Preferred Stock. The Existing Investors and/or new investors participating in the Investment shall have become parties to and agreed to be bound by the terms of the each of the (i) Parent’s Series E Preferred Stock Purchase Agreement and addendums thereto, attached as Exhibit E, and (ii) Parent’s Series E Investors’ Rights Agreement, attached as Exhibit F (the “Investors’ Rights Agreement”).
          (f) No Pending Litigation; Laws. There shall not be pending or threatened any Order or Proceeding against Company and there shall not be pending any Order or Proceeding against any party hereto brought by any Governmental Authority which seeks to materially restrain, materially modify or invalidate the transactions contemplated by this Agreement. No Governmental Authority shall have issued, promulgated, enforced or enacted any Legal Requirement or Order that is then in effect or pending and has, or would have, the effect of making the Merger or other material transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the Merger or such other material transactions, or would materially modify or restrain the Merger or such material transactions, or would otherwise materially adversely affect the right or ability of the Surviving Corporation to operate Company’s business, or for Parent to own or control the Surviving Corporation.
          (g) Consents/Notices and Related Matters. Company shall have received copies of the executed third party Consents and such other items, and taken such other actions, that are listed on Schedule 6.1(g) to this Agreement and such consents (and other items and actions, as applicable) shall be reasonably acceptable to Parent in form and substance.
          (h) Section 280G Payments. With respect to any payments or benefits that Parent determines may constitute a Section 280G Payment, the shareholders of the Company shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Section 280G Payments or shall have disapproved such payments and/or benefits, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to any Section 280G Payments.
          (i) Termination of Terminating Company Employee Plans. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the Company Employee Plans referred to in Section 5.16.
          (j) Required Company Vote; Required Redemption Vote; Other Corporate Approvals. Company shall have obtained the Required Company Vote and the approval of the board of directors of Company for the approval of this Agreement and the Merger, and such approvals shall not have been superseded and shall be fully effective at Closing. Company shall have obtained the Required Redemption Vote and the approval of the board of directors of Company for the approval of the Charter Amendment, and such approvals shall not have been superseded and shall be fully effective at Closing.
          (k) Dissenting Stockholders. After notice duly given in accordance with the Delaware Corporate Law and Company’s Amended and Restated Certificate of Incorporation and bylaws, holders of no more than 5% of Company’s capital stock (on an as-converted basis) shall have exercised or given notice of their intent to exercise appraisal rights under Delaware Corporate Law with respect to approval of this Agreement.
          (l) Lien Releases. There shall be no liens on any of the assets of Company except for Permitted Encumbrances and as set forth on Schedule 6.1(k), and Company shall have provided to Parent for filing terminations on Form UCC-3 for the liens set forth on those items of such schedule in form and substance reasonably acceptable to Parent. Company shall have terminated the liens described in any other items listed on Schedule 6.1(k) prior to Closing and shall have provided evidence of such termination to Parent in form and substance reasonably acceptable to Parent.

          (m) Governmental Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be legally required to consummate the Merger.
          (n) Investors’ Rights Agreement. Each Person entitled to receive Parent Stock pursuant to Section 2.1 shall have executed and delivered to Parent the Investors’ Rights Agreement, substantially in the form attached hereto as Exhibit F.
          (o) Employment. George A. Gaitanaris, M.D., Ph.D. shall have accepted employment with the Parent.
          (p) Indemnification Agreements. At Closing, each officer and director of Company who is a party to an indemnification agreement with Company will amend such indemnification agreement to (i) provide for terms substantially similar to those contained in the indemnification agreements entered into between Parent and its officers and directors and (ii) provide that such agreement will not release any stockholder (or any Affiliate thereof) from its indemnity obligations under this Agreement or the Transaction Agreements or provide any right of contribution or advancement of expenses from Parent with respect to any loss claimed by Parent against such stockholder (or any affiliate thereof) pursuant to this Agreement or the Transaction Agreements.
          (q) Due Diligence. Parent shall have completed the financial, business, technical and legal due diligence of Company to the satisfaction of Parent, including, without limitation, (i) review of all intellectual property legal opinions provided to Company by counsel (to be provided to Parent upon the Execution Date for review prior to the Closing), and (ii) discussions between Parent and the Stanley Medical Research Institute concerning the Stanley Medical Research Institute’s award of grant funding to and/or equity investment in Parent after the Closing.
          (r) Company Deliverables at Closing. Prior to or at Closing, Company shall deliver to Parent, in form and substance reasonably acceptable to Parent, the following items:
               (i) A duly executed opinion of Summit Law Group, in a form to be mutually agreed upon by Parent and Company promptly following the date of this Agreement, which shall contain customary opinions given by the target’s counsel in acquisitions of this type;
               (ii) To the extent requested by Parent in advance, the signed written resignations of the officers and directors of Company in office immediately prior to the Effective Time, effective contingent upon the consummation of the Merger;
               (iii) A certificate from the Secretary of State of the State of Delaware as to Company’s good standing, dated at a date which is as close as reasonably practicable in advance of the Closing Date, but in no event more than five (5) days prior to the Closing Date;
               (iv) The Certificate of Merger duly executed by Company, including the duly executed related officers certificate;

               (v) Signature cards for the bank accounts of Company that Parent may use to transfer authority of those accounts to designees of Parent’s choosing;
               (vi) A properly executed notice in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Section 897 and 1445 of the Code, together with written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of Company after the Closing; and
               (vii) Such other items as may be specifically provided for herein.
          (s) Parent shall have received a written resignation from each of the officers and directors of Company, effective as of the Effective Time.
          (t) Charter Amendment and Non-Voting Common Stock Redemption. The amendment to Company’s Amended and Restated Certificate of Incorporation, substantially in the form attached hereto as Exhibit G (the “Charter Amendment”) shall have been approved and filed with the Secretary of State of the State of Delaware and the Company shall have consummated the Non-Voting Common Stock Redemption.
     6.2 Conditions to Company’s Obligation to Close. The obligations of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived (in whole or in part), in writing, by Company:
          (a) Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement and qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, at and as of the Closing, with the same force and effect as if made at Closing (other than such representations and warranties as are made as of another date, which, if qualified as to materiality, shall be true and accurate as of such date, and, if not so qualified, shall be true and accurate in all material respects as of such date).
          (b) Performance of Covenants. Each and all of the covenants and agreements of Parent and Merger Sub herein to be performed or complied with prior to or on the Closing Date shall have been performed or complied with in all material respects by Parent and Merger Sub, respectively.
          (c) Parent Certificate. Parent shall have delivered to Company a certificate executed on behalf of Parent by an officer of Parent (i) certifying the matters set forth in Section 6.2(a)-(b), (ii) certifying that the board of directors and shareholders of Merger Sub have approved this Agreement and the other Transaction Agreements and that such approvals have not been superseded, (iii) certifying that the attached (A) copy of the duly executed written consent of the board of directors or the minutes of a meeting of the board of directors of Merger Sub with respect to such board approval is true and correct and has not been superseded and (B) copy of duly executed written consent of the stockholders of Merger Sub with respect to such shareholder approval is true and correct and has not been superseded, and (iv) certifying that the board of directors of Parent has approved this Agreement and the other Transaction Agreements, and that the attached copy of the duly executed written consent of the board of directors of Parent or the minutes of a meeting of the board of directors of Parent with respect to such board approval is true and correct and has not been superseded.
          (d) No Pending Litigation; Laws. There shall not be pending or threatened any Order or Proceeding against any party hereto brought by any Governmental Authority which seeks to materially restrain, materially modify or invalidate the transactions contemplated by this Agreement. No Governmental Authority shall have issued, promulgated, enforced or enacted any Legal Requirement or Order that is then in effect or pending and has, or would have, the effect of making the Merger or other material transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the Merger or such other material transactions, would materially modify or restrain the Merger or such material transactions, or otherwise materially adversely affects the right or ability of the Surviving Corporation to operate Company’s business, or for Parent to own or control the Surviving Corporation.
          (e) Parent Deliverables at Closing. Prior to or at Closing, Parent shall deliver to Company, in form and substance reasonably acceptable to Company, the following items:
               (i) A duly executed opinion of Wilson Sonsini Goodrich & Rosati, PC, in a form to be mutually agreed upon by Parent and Company promptly following the date of this Agreement, which shall contain customary opinions given by the acquiror’s counsel in acquisitions of this type; and
               (ii) Such other items as may be specifically provided for herein.
          (f) Governmental Consents. There shall have been obtained at or prior to the Closing Date such material permits or authorizations, and there shall have been taken all such other material actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be legally required to consummate the Merger.
ARTICLE 7
TERMINATION
     7.1 Termination. This Agreement may be terminated prior to Closing as follows:
          (a) Agreement. By mutual written agreement of Company and Parent;
          (b) Parent’s Breach. At the election of Company, by giving written notice to Parent if Parent or Merger Sub has (i) breached any representation or warranty herein qualified as to materiality, (ii) breached any representation or warranty herein not qualified as to materiality in any material respect, or (iii) breached any covenant or agreement contained in this Agreement in any material respect; provided, however, Company shall have no termination right hereunder unless the breach of such representation, warranty, covenant or agreement shall not have been cured by Parent or Merger Sub (unless such breach is incapable of cure) within fifteen (15) days after Parent and Merger Sub shall have received notice from Company that Company intends to exercise its right to terminate under this Section 7.1(b);
          (c) Company’s Breach. At the election of Parent, by giving written notice to Company, if Company has (i) breached any representation or warranty herein qualified as to materiality, (ii) breached any representation or warranty herein not qualified as to materiality in any material respect, or (iii) breached any covenant or agreement contained in this Agreement in any material respect; provided, however, Parent shall have no termination right hereunder unless the breach of such representation, warranty, covenant or agreement shall not have been cured by Company (unless such breach is incapable of cure) within fifteen (15) days after Company shall have received notice from Parent that Parent intends to exercise its right to terminate under this Section 7.1(c);
          (d) Orders. At the election of Company or Parent, upon written notice to the other party, if any court of competent jurisdiction or other Governmental Authority shall have issued an Order enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such Order shall have become final and nonappealable;
          (e) Deadline. At the election of either Company or Parent, upon written notice to the other party, if the Closing has not occurred on or before August 8, 2006, provided that the party seeking to terminate pursuant to this section has performed all of its obligations hereunder in all material respects and diligently cooperated as required to fulfill all applicable conditions to Closing;
          (f) Breaching Party. The right to terminate this Agreement under this Section 7.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated herein to occur or of the transactions being delayed; and
          (g) Required Company Vote. By Parent, if the Required Company Vote or the Required Redemption Vote shall not have been obtained by reason of the failure to obtain the required consents or votes upon a vote taken by written consent or at a meeting of stockholders, duly convened therefor or at any adjournment thereof.
     7.2 Effect of Termination. In the event of termination of this Agreement in accordance with Section 7.1 hereof, this Agreement shall thereafter become void and have no effect, and except that nothing herein will relieve any party of Liability for any willful breach of this Agreement or for any Liability related to fraud or intentional misrepresentation.
ARTICLE 8
INDEMNIFICATION
     8.1 Survival of Representations, Warranties and Covenants.

          (a) All representations and warranties of Company in this Agreement or any other Transaction Agreement (i) shall survive the Closing, any investigation at any time made and the consummation of the Merger and (ii) shall terminate and expire at the end of eighteen (18) months following Closing (the period between Closing and the end of such eighteen (18) months following the Closing, the "Survival Period”) provided that the representations and warranties set forth in Section 3.2 and any claims resulting from fraud or intentional misrepresentation shall survive for the applicable statute of limitations. Any claims as to which written notice identifying such claim and the basis thereof with reasonable specificity shall have been delivered pursuant to the applicable provisions of this Agreement on or prior to such date shall survive until such claims are resolved. All representations and warranties of Parent and Merger Sub in this Agreement or any other Transaction Agreement (i) shall survive the Closing, any investigation at any time made and the consummation of the Merger and (ii) shall terminate and expire at the end of eighteen (18) months following Closing; provided that any claims resulting from fraud or intentional misrepresentation shall survive for the applicable statute of limitations.
          (b) If and to the extent Parent has, as a result of its own investigation, actual and specific knowledge as of the Closing of the breach or failure to be true of any representation or warranty of Company set forth in Article III of this Agreement (a “Known Company Breach”) and as a direct result of such Known Company Breach Parent could terminate this Agreement pursuant to subclauses (i) or (ii) of Section 7.1(c), then following the Closing none of Parent, Surviving Corporation or any of their affiliates shall be entitled to indemnification pursuant to Section 8 in respect of Losses that were foreseeable by Parent at the time of Closing to the extent such Losses arose directly out of such Known Company Breach; provided, however, that this sentence will not apply to the extent the Company also has, as of the Closing, actual and specific knowledge of such breach or failure to be true of such representation and warranty. The Indemnifying Parties shall bear the burden of proving such actual and specific knowledge on the part of Parent and whether Losses were foreseeable by Parent. If and to the extent Company has, as a result of its own investigation, actual and specific knowledge as of the Closing of the breach or failure to be true of any representation or warranty of Parent or Merger Sub set forth in Article IV of this Agreement (a “Known Parent Breach”) and as a direct result of such Known Parent Breach Company could terminate this Agreement pursuant to subclauses (i) or (ii) of Section 7.1(b), then following the Closing none of the Company, the Stockholders Agent (whether on behalf of itself or any other Person) or any of their Affiliates will be entitled to bring a claim, action, suit, proceeding or investigation in connection with this Agreement in respect of Losses that were foreseeable by Company at the time of Closing to the extent such Losses arose directly out of such Known Parent Breach; provided, however, that this sentence will not apply to the extent Parent also has, as of the Closing, actual and specific knowledge of such breach or failure to be true of such representation and warranty. Parent shall bear the burden of proving such actual and specific knowledge on the part of Company and whether Losses were foreseeable by Company. Except as provided in this Section 8.1(b), the representations and warranties contained in this Agreement (and any right to indemnification for breach thereof or other right to indemnification hereunder) shall not be affected by any investigation, verification or examination by any party hereto or by any representative or employee of any such party or by any such party’s knowledge or the knowledge of any such representative or employee of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.
          (c) Covenants. The covenants and agreements of the parties shall survive the Closing and any investigation at any time made and the consummation of the Merger until fully performed, unless limited by their terms or purposes.
          (d) Effect of Expiration. On expiration or termination of the representations, warranties and covenants described in subsection (a) and (c) above shall be of no further force or effect, and no claims for indemnification may be brought, except with respect to any claim for indemnification hereunder as to which written notice identifying such claim and the basis thereof with reasonable specificity shall have been delivered pursuant to the applicable provisions of this Agreement on or prior to such expiration or termination.
          (e) Indemnity. The holders of Company Preferred Stock as of immediately prior to the Merger ( the “Indemnifying Parties”) shall severally (on a pro rata basis) indemnify and hold harmless Parent, the Surviving Corporation and their Affiliates, shareholders, partners, members, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Indemnified Parties”) against any and all Losses, whether or not arising out of third party claims, if such aggregate Losses exceed $50,000, that any such Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, or by virtue of:
               (i) any breach of, or failure to be true of, any representation or warranty of Company under this Agreement, or in the certificate furnished by Company pursuant to this Agreement;
               (ii) any nonfulfillment or breach of any covenant or agreement by Company under this Agreement, which nonfulfillment or breach occurred at or prior to the Closing (regardless of when discovered by Parent);
               (iii) any Losses in respect of appraisal rights exercised by Company’s stockholders net of any amounts of the Merger Consideration which would have been paid to such stockholders if they had not exercised their appraisal rights; and
               (iv) any payment or consideration arising under any consents, waivers or approvals of any party under any agreement as are reasonably required in connection with and to the extent directly due under this Agreement or for any such agreement to remain in full force and effect following the Closing (subsections (i) through (iv) shall be collectively referred to herein as the “Indemnification Obligations”).
          (f) The liability of the Indemnifying Parties for the Indemnification Obligations, shall, except in the case of fraud or willful misrepresentation or willful breach of a covenant, be limited to the Escrow Fund (as defined in Section 8.1(g) below). The liability of the Indemnifying Parties for the Indemnification Obligations arising out of a breach or failure to be true of the representations or warranties set forth in Sections 3.1, 3.3, 3.5, 3.7, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14,

3.15, 3.16, 3.17, 3.18, 3.19, 3.21, 3.22, 3.23, 3.25, 3.26 and 3.27, shall be limited (except in the case of fraud or willful misrepresentation or willful breach of a covenant) to the portion of the Escrow Fund equal to ten percent (10%) of the shares of Parent Preferred Stock that were otherwise issuable to the Indemnifying Parties under this Agreement but that were placed into the Escrow Fund. With respect to any claim made against the Escrow Fund, each Indemnifying Parties’ liability shall be joint and several (it being understood that Parent may seek indemnification from the Escrow Fund for Losses arising out of claims of fraud, willful misrepresentation or willful breach of a covenant against the Company or its Affiliates). With respect to any claim made for fraud or willful misrepresentation or willful breach of a covenant that is not made against the Escrow Fund, the liability of each Indemnifying Party shall be several and not joint. In the case of Indemnification Obligations attributable to (i) breach of the representations and warranties set forth in Section 3.2 or (ii) fraud or willful misrepresentation or willful breach of a covenant, the maximum liability of each Indemnifying Party shall be limited to the shares of Parent Preferred Stock issued to each such stockholder as consideration under this Agreement.
          (g) At the Closing, fifteen percent (15%) of the shares of Parent Preferred Stock otherwise issuable to the Indemnifying Parties under this Agreement (the “Escrow Fund”) shall be placed in escrow by Parent during the Survival Period as security for the Indemnification Obligations of the Indemnifying Parties. On the date that the last remaining shares of Parent Preferred Stock held in the Escrow Fund are distributed from the Escrow Fund (such date, the “Final Distribution Date”), Parent shall distribute the Additional Escrow Amount (defined below) to the Indemnifying Parties based on their pro rata ownership. For purposes of this Agreement, “Additional Escrow Amount” shall mean the net amount of cash that Parent receives from the cash exercise of the Company Option Awards assumed by Parent pursuant to Section 2(a) during the period following the Closing until the Final Distribution Date.
          (h) The right to indemnification under this Article 8 or any other remedy based upon the representations, warranties, covenants and obligations hereunder shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.
     8.2 Exclusive Remedy; Limitation on Remedy.
          (a) Except for (i) any action based upon allegations of fraud or willful misrepresentation in connection with this Agreement or any certificate delivered hereunder or willful breach or breach of the representations and warranties set forth in Section 3.2 and (ii) any equitable relief expressly provided for in this Agreement, from and after the Closing the sole remedy of any Person against the Company and its Affiliates with respect to any and all claims arising under this Agreement or in connection with the transactions contemplated hereby shall be pursuant to this Article 8. Parent and Merger Sub hereby waive, from and after the Closing, to the fullest extent permitted by law, any and all other rights, claims and causes of action they may have against

Company and its Affiliates under this Agreement and in connection with the transactions contemplated hereby.
          (b) Except (i) for any action based upon allegations of fraud or willful misrepresentation in connection with this Agreement, (ii) for any equitable relief expressly provided for in this Agreement, or (iii) as may arise out of the breach or failure to be true of any representation or warranty of Parent or Merger Sub (to the extent resulting in Losses in excess of $50,000) under this Agreement or any nonfulfillment or breach of any covenant or agreement by Parent or Merger Sub under this Agreement (to the extent resulting in Losses in excess of $50,000), no Person will be permitted to seek any remedy against Parent with respect to any claims arising under this Agreement or in connection with the transactions contemplated hereby and, to the fullest extent permitted by law, any and all other rights, claims and causes of action that any Person may have against Parent and Merger Sub and their Affiliates under this Agreement and in connection with the transactions contemplated hereby are hereby waived. Except in the case of fraud or willful misrepresentation or willful breach of a covenant, in no event will Parent’s or Merger Sub’s liability under this Agreement to any Person arising out of the breach or failure to be true of any representation or warranty of Parent or Merger Sub under this Agreement or any nonfulfillment or breach of any covenant or agreement by Parent or Merger Sub under this Agreement exceed (individually or in the aggregate) the value, determined on the date of the Closing, of ten percent (10%) of the shares of Parent Preferred Stock issuable under this Agreement. No Person will be permitted (or have the right) to raise or bring any claim, action, suit, proceeding or investigation under the Transaction Agreements against Parent or Merger Sub other than the Stockholders’ Agent. In the case of liabilities attributable to fraud or willful misrepresentation or willful breach of a covenant, the maximum liability of Parent shall be limited to the value, determined on the date of the Closing, of the shares of Parent Preferred Stock issuable by Parent at Closing pursuant to this Agreement.
     8.3 Distributions from Escrow Fund.
          (a) The Escrow Fund shall be held until the date that is eighteen (18) months following the Closing Date (the “Escrow Period”), other than any amounts with respect to which Parent or the Surviving Corporation has delivered to the Stockholders’ Agent a notice of Losses under this Article 8 (a “Claim Notice”) and for amounts returned to Parent for the Adjustment Amount pursuant to Article 2, in either case, prior to the expiration of the applicable Survival Period.
          (b) If the Stockholders’ Agent consents to or does not object to a Claim Notice within 30 days of delivery thereof, Parent may withdraw from the Escrow Fund and cancel shares of Parent Preferred Stock having a value (based on a value of the Parent Preferred Stock of $5.00 per share) equal to the aggregate amount of Losses set forth in the Claim Notice. If the Stockholders’ Agent objects to the Claim Notice, the parties shall resolve the dispute as set forth in Section 8.5.
          (c) Promptly following the expiration of the Escrow Period, all shares remaining in the Escrow Fund shall be distributed to the Indemnifying Parties based on their pro rata ownership;

provided, that if prior to the expiration of the Escrow Period, the Stockholders’ Agent has received one or more Claim Notices not yet resolved, then an amount up to the aggregate amount of the aggregate Losses claimed in all such outstanding Claim Notices shall continue to be held in the Escrow Fund to cover Indemnification Obligations until final resolution of all claims set forth in any such Claim Notices.
     8.4 Stockholders’ Agent.
          (a) By voting to approve the Merger or accepting any Merger Consideration, the holders of Company Stock appoint the Stockholders’ Agent who shall initially be Arch Venture Corporation as an agent for and on behalf of such Stockholder to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing or otherwise in connection with this Agreement. The identity of the agent may be changed by the holders of a majority in interest of the Company Stock as of the Closing Date upon not less than ten (10) days’ prior written notice to Parent and the Stockholders’ Agent. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the holders of Company Stock.
          (b) The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The stockholders of Company entitled to receive Merger Consideration pursuant to Section 2.1 shall jointly and severally indemnify the Stockholders’ Agent and hold the Stockholders’ Agent harmless from any loss, Liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.
          (c) The Stockholders’ Agent shall have reasonable access to information about Company, and the Surviving Corporation and Parent and the reasonable assistance of Company’s, the Surviving Corporation’s and Parent’s respective officers for purposes of performing his duties and exercising his rights hereunder. The Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Company, the Surviving Corporation or Parent.
          (d) A decision, act, consent, waiver or instruction of the Stockholders’ Agent shall constitute a decision of Company stockholders, including the Indemnifying Parties shall be final, binding and conclusive upon each Company stockholder, including the Indemnifying Party and Parent may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every such Company Indemnifying Party. Parent, Company and the Surviving Corporation are hereby relieved of any Liability to any person for any acts done by them in accordance with such decision, act, consent, waiver or instruction of the Stockholders’ Agent.

          (e) Arch Venture Corporation hereby agrees to act as Stockholders’ Agent pursuant to the terms hereof.
     8.5 Resolution of Conflicts.
          (a) The Stockholders’ Agent may object to any claims made in any Claim Notice by delivering to Parent a written notice of such objection setting forth in reasonable detail the basis for such objection (an “Objection Notice”), within 30 days of delivery to the Stockholders’ Agent of the Claim Notice containing the claim(s) to which the objection relates. The parties shall attempt in good faith to agree upon the rights of the respective parties with respect to any claims that are the subject of an Objection Notice. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Stockholders’ Agent and Parent (a “Settlement Memorandum”). A Settlement Memorandum shall conclusively resolve any dispute regarding a claim to which it relates. Parent shall be entitled to rely on any such memorandum and deduct shares of Parent Preferred Stock from the Escrow Fund in accordance with the terms thereof. If an Objection Notice relating to a Claim Notice is not timely delivered to Parent, then the contents of such Claim Notice shall be conclusively established.
          (b) If no such agreement can be reached after good faith negotiation and prior to thirty days after delivery of an Objection Notice, either party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the parties. If, within thirty days after submission of any dispute to arbitration, the parties cannot mutually agree on one arbitrator, then, within fifteen days after the end of such thirty day period, the parties shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If either party fails to select an arbitrator during this fifteen day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by the party which has selected an arbitrator.
          (c) Any such arbitration shall be held in King County, Washington under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Claim Notice shall be final, binding, and conclusive upon the parties to this Agreement and the holders of Company’s capital stock and any Indemnifying Party. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and Parent shall be entitled to rely on, and make deductions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order, as applicable. Within thirty days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.
          (d) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The foregoing arbitration provision shall apply to any dispute among the parties under this Article 8, whether relating to claims on the Escrow Fund or to the other indemnification obligations set forth in this Agreement.
     8.6 Third Party Claims. Any Indemnified Party making a claim for indemnification under this Article 8 shall notify the Stockholders’ Agent of the claim in writing promptly after receiving written notice of any Proceeding against it by a third party, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to notify the Stockholders’ Agent shall not relieve the Indemnifying Parties of their obligations hereunder unless and to the extent the Indemnifying Parties shall be actually and materially prejudiced by such failure to so notify. The Stockholders’ Agent shall be entitled to assume the defense of such Proceeding giving rise to an Indemnified Party’s claim by appointing a counsel of its own choosing reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided, that the Indemnified Party shall be entitled to participate, at its own expense, in the defense of such claim and to employ counsel of its choice for such purpose;
          (a) the Indemnified Party shall cooperate in good faith with the Stockholder Agent and its counsel in the defense or compromise of any claims;
          (b) the Indemnified Party (and not the Stockholder Agent) shall be entitled to assume control of such defense and the Indemnified Party shall be able to deduct its fees and expenses of counsel retained by it from the Escrow Fund if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the claim seeks an injunction or equitable relief against the Indemnified Party; (iii) a conflict of interest exists between the positions of Stockholders’ Agent and/or the Indemnifying Parties on the one hand and the Indemnified Party on the other hand in conducting the defense of such claim; (iv) an adverse outcome of the claim could reasonably be expected to have a material adverse affect on the Indemnified Party or its business; or (v) the Stockholder Agent failed or is failing to vigorously prosecute or defend such claim; and
          (c) if the Stockholder Agent shall control the defense of any such claim, the Stockholder Agent shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a Proceeding if, (i) pursuant to or as a result of such settlement, injunctive or other equitable relief will be imposed against the Indemnified Party or its Affiliates, (ii) such settlement provides any relief other than monetary damages that are paid in full by the Indemnifying Parties or (iii) the settlement does not involve full and unconditional release of Indemnified Parties from liability for such claim.
     8.7 Adjustments to Purchase Price. All indemnification payments under this Article 8 and shall be deemed adjustments to the Merger Consideration.
ARTICLE 9
GENERAL PROVISIONS
     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested; provided that in the case of delivery by registered or certified mail, such notices shall be deemed given three (3) days after they are so mailed) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice) (notice to the Stockholders’ Agent shall be deemed to be notice to all Company stockholders, including the Indemnifying Parties for all purposes):
               (a) if to Parent, Merger Sub or, following Closing, the Surviving Corporation, to:
Omeros Corporation
1420 Fifth Avenue
Suite 2600
Seattle, WA 98101
Phone: (206) 676-5000
Fax: (206) 264-7856
Attention: Chief Executive Officer, with a copy to General Counsel with an additional copy to:
Wilson Sonsini Goodrich & Rosati P.C.
701 Fifth Avenue, Suite 5100
Seattle, WA 98104
Attention: Craig Sherman
Facsimile No.: (206) 883-2699
Telephone No.: (206) 883-2500
               (b) if, prior to the Closing, to Company, to:
nura, Inc.
1124 Columbia Street
Seattle, WA 98104
Attn: Chief Executive Officer
Facsimile No.: (206) 344-2101
Telephone No.: (206) 344-2100

with a copy to:
Summit Law Group, PLLC
315 Fifth Avenue S., Suite 1000
Seattle, WA 98104
Attention: Mark F. Worthington
Facsimile No.: (206) 676-7001
Telephone No.: (206) 676-7000
               (c) if to Stockholders’ Agent, to:
Arch Venture Corporation
8725 West Higgins Road
Suite 290
Chicago IL, 60631
Attention: Mark McDonnell
     9.2 Interpretation and Construction of Transaction Agreements.
          (a) Unless the context shall otherwise require, any pronoun herein or in another Transaction Agreement shall include the corresponding masculine, feminine, and neuter forms, and words using the singular or plural number also shall include the plural or singular number, respectively. The words “include,” “includes” and “including” herein or in another Transaction Agreement shall be deemed to be followed by the phrase “without limitation” and the word “or” shall include the meaning “either or both.” All references herein or in another Transaction Agreement to sections, exhibits, and schedules shall be deemed to be references to sections of, and exhibits and schedules to, the agreement in which such references are made unless the context shall otherwise require. The table of contents and the headings of the sections herein and in the other Transaction Agreements are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement or such other Transaction Agreement, as the case may be. Unless the context shall otherwise require, any reference herein or in another Transaction Agreement to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision). The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (b) The parties acknowledge that each party has participated in the drafting of this Agreement and the other Transaction Agreements, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or any of the other Transaction Agreements.
          (c) Any reference in a Transaction Agreement to a “day” or a number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.
          (d) The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date.
     9.3 Specific Performance. Each party agrees that irreparable harm, for which there may be no adequate remedy at law and for which the ascertainment of Damages would be difficult, would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party accordingly agrees that the other parties shall be entitled to specifically enforce this Agreement and to obtain an injunction or injunctions to prevent breaches of the provisions of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions hereof or thereof, in each instance without being required to post bond or other security and in addition to, and without having to prove the adequacy of, other remedies at law.
     9.4 Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     9.5 Entire Agreement. This Agreement, the other Transaction Agreements, and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and the schedules hereto and thereto, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and (b) supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the Term Sheet, dated July 3, 2006 between Parent and Company.
     9.6 Amendment; Waiver; Requirement of Writing. This Agreement and each of the other Transaction Agreements cannot be amended or changed nor any performance, term, or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the amendment, change or waiver is sought. Any term or condition of this Agreement and each of the other Transaction Agreements may be waived at any time by the party hereto entitled to the benefit thereof, and any such term or condition may be modified at any time by an agreement in writing executed by each of the parties hereto entitled to the benefit thereof. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.
     9.7 Expenses. Each of the parties hereto shall pay, without right of reimbursement from the other party, all the costs incurred by it incident to the preparation, execution, and delivery of this Agreement or the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated.

     9.8 No Third-Party Beneficiaries. Except with respect to the right to receive the consideration to be provided at the time of Closing pursuant to Section 2.1(b), and with respect to director and officer indemnification pursuant to Section 5.13 nothing in this Agreement or the other Transaction Agreements will be construed as giving any person, other than the parties and their successors and permitted assigns, any right, remedy, or claim under or in respect of this Agreement or the other Transaction Agreements or any provision hereof or thereof. Each of the Existing Investors that participate in the Investment will have the right to rely upon the representations and warranties made by Parent and Merger Sub in Article IV of this Agreement in connection with their purchase of Series E Preferred Stock of Omeros pursuant to the Investment.
     9.9 Disclaimer of Agency. Except for any provisions herein or in the Transaction Agreements expressly authorizing one party to act for another, neither this Agreement nor any Transaction Agreement shall constitute any party as a legal representative or agent of the other party, nor shall a party have the right or authority to assume, create, or incur any Liability of any kind, expressed or implied, against or in the name or on behalf of the other party or any of its Affiliates.
     9.10 Relationship of the Parties. Nothing contained in this Agreement or the Transaction Agreements is intended to, or shall be deemed to, create a partnership or joint venture relationship among the parties hereto or thereto or any of their Affiliates for any purpose, including tax purposes.
     9.11 Assignment. This Agreement and the other Transaction Agreements and the rights and obligations of each party hereunder or thereunder shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns; provided that no party hereto shall assign this Agreement or another Transaction Agreement (except that Parent and Merger Sub may assign this Agreement and the other Transaction Agreements without the consent of Company to Affiliates of Parent; provided that Parent and Merger Sub shall not be so released from their obligations hereunder without the consent of Company).
     9.12 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.13 Remedies Cumulative. Except as otherwise provided herein (including pursuant to Section 8.2), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.14 Governing Law. This Agreement and the other Transaction Agreements (other than the Voting Agreement) will be construed and interpreted in accordance with and governed by the law of the State of Washington without regard to the choice- of-law provisions thereof.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by it or by an officer or representative thereunto duly authorized, all as of the date first written above.

PARENT OMEROS CORPORATION
By:
Name:
Title:

EPSILON ACQUISITION CORPORATION
By:
Name:
Title:

COMPANY NURA, INC.
By:
	Name:	Patrick Gray
	Title:	Chief Executive Officer

STOCKHOLDERS’ AGENT

Arch Venture Corporation

EXHIBIT A
DEFINED TERMS
     “280G Stockholder Approval” shall have the meaning set forth in Section 5.15.
     “Accounts Receivable” shall mean all accounts receivable, notes receivable and other receivables of Company.
     “Acquisition Proposal” shall have the meaning set forth in Section 5.3(c).
     “Adjustment Amount” shall have the meaning set forth in Section 2.9(c).
     “Adjustment Statement” shall have the meaning set forth in Section 2.9(b).
     “Auditor” shall have the meaning set forth in Section 2.9(e).
     “Affiliate” shall mean, with respect to a Person, (i) any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of such Person, (ii) any officer, director or stockholder of such Person, (iii) any corporation, partnership, trust or other Entity in which any such Person or any such family member of such Person has a five percent (5%) or greater interest or is a director, officer, partner or trustee or (iv) any Person that controls, or is controlled by, or is under common control with, such Person.
     “Agreement” shall have the meaning set forth in the preamble hereto.
     “Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
     “Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed in the United States.
     “Certificate of Merger” shall have the meaning set forth in Section 1.2.
     “Certified Stockholder List” shall have the meaning set forth in Section 2.5(b).
     “Claim Notice” shall have the meaning set forth in Section 8.3(a).
     “Closing” shall have the meaning set forth in Section 1.2.
     “Closing Date” shall have the meaning set forth in Section 1.2.

     “Charter Amendment” shall have the meaning set forth in Section 6.1(t).
     “Code” shall have the meaning set forth in Section 3.15(a)(ii).
     “Company” shall have the meaning set forth in the preamble hereto.
     “Company Business Intellectual Property” means any and all Intellectual Property used in or necessary to conduct the business of Company, in the manner currently conducted and as it is currently contemplated to be conducted, including, without limitation, the design, development, manufacture, use, import, sale licensing or other exploitation of Company Products.
     “Company Disclosure Schedule” shall have the meaning set forth in the introductory paragraph to Article 3.
     “Company Expenses” means the amount of fees and expenses which are payable, directly or indirectly, by the Company as of the date of Closing that have been or are expected to be incurred on or prior to the date of Closing (a) on behalf of Company or (b) by Company on behalf of the holders of Equity Interests in Company, in each case, in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including the Merger including (i) the fees and disbursements of special outside counsel to Company, any Company stockholders and/or Stockholders’ Agent (in any such case, to the extent incurred by Company on their behalf), (ii) the fees and expenses of any accountants or other agents, advisors, consultants and experts employed by Company, any Company stockholders and/or Stockholders’ Agent (in any such case, to the extent incurred by Company on their behalf), including all legal, financial advisory, consulting or other similar fees and expenses, and (iii) all other out-of-pocket expenses of Company, any Company stockholder and/or Stockholders’ Agent (in any such case, to the extent incurred by Company on their behalf).
     “Company Financial Statements” shall have the meaning set forth in Section 3.13.
     “Company Material Adverse Effect” shall mean an event, circumstance, fact or condition which has had or which could reasonably be expected to have a material adverse effect on (i) Company’s business, condition, assets, Liabilities, operations, financial performance, or prospects for continuing the operation of its business as historically conducted, as conducted at Closing and as proposed to be conducted, (ii) the ability of Company to enter into this Agreement or the other Transaction Agreements to which it is a party, to consummate the Merger, or to perform its obligations hereunder or under such other Transaction Agreements or (iii) the ability of the Surviving Corporation to conduct business following the Merger in substantially the same manner as conducted by Company prior to the Merger.
     “Company Non-Voting Common Stock” shall have the meaning set forth in Section 3.2(c).
     “Company-Owned Intellectual Property” means any Intellectual Property that is owned by, or exclusively licensed to, Company.

     “Company Preferred Stock” shall have the meaning set forth in Section 2.1(b).
     “Company Products” means all products or service offerings of Company that have been marketed, sold, or distributed, or that Company intends to market, sell, or distribute after further research and/or development of such products and receipt of any necessary regulatory approvals, including any products or service offerings under development, and including any such products or services that form the basis, in whole or in part, of any revenue or business projection publicly disclosed by Company, or provided by Company in connection with the negotiation of this Agreement.
     “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Company.
     “Company Stock” shall have the meaning set forth in Section 2.1(a).
     “Company Stock Awards” shall have the meaning set forth in Section 2.2(a).
     “Company Stock Certificates” shall have the meaning set forth in Section 2.5(a).
     “Company Stock Plan” shall mean the Nura, Inc. 2003 Stock Option Plan.
     “Company Voting Common Stock” shall have the meaning set forth in Section 2.1(b).
     “Confidential Information” shall mean all trade secrets and other confidential or proprietary information of a Person that such Person desires remain secret or confidential, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulas, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.
     “Conflict” shall have the meaning set forth in Section 3.8.
     “Consent” shall mean any (i) approval, authorization, certificate, concession, consent, declaration, grant, exemption, license, permit, variance, vote or waiver, (ii) registration or filing or (iii) report or notice, including all renewals, amendments and extensions of any of the foregoing and any similar matters.
     “Contract” shall mean any binding mortgage, indenture, lease, contract, covenant, promise, understanding, arrangement, instrument, commitment, permit, concession, franchise or license to or undertaking of any nature or other agreement (whether written or oral and whether express or implied), that is currently in effect, and including any binding amendment, modification, side letter, supplement or other agreement or change with respect to the foregoing that is currently in effect, whether written or oral.

     “Convertible Promissory Notes” shall have the meaning set forth in Section 3.2(e).
     “Current Liabilities” shall have the meaning set forth in Section 2.9(a).
     “day” shall have the meaning set forth in Section 9.2(c).
     “Delaware Corporate Law” shall have the meaning set forth in Section 1.1.
     “Determination Date” shall have the meaning set forth in Section 2.9(e).
     “Disclosing Party” shall have the meaning set forth in Section 5.9(b).
     “Disputed Line Items” shall have the meaning set forth in Section 2.9(e).
     “Dissenting Shares” shall have the meaning set forth in Section 2.4.
     “Dissenting Stockholder” shall have the meaning set forth in Section 2.4.
     “Domain Names” shall have the meaning set forth in the “Intellectual Property” definition in this Exhibit A.
     “Effective Time” shall have the meaning set forth in Section 1.2.
     “Employee Payments” shall have the meaning set forth in Section 2.9(a).
     “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust company (including any limited liability company or joint stock company) or other legal entity.
     “Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party, relating to (i) pollution, contamination, noise, odor, wetlands, waste or restoration or protection of the environment or natural resources or the effect of the environment on employee health and safety or (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.
     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authority relating to or required by Environmental Laws and affecting, or relating to, the business of Company as currently conducted.
     “Equity Interest” means (i) the capital stock of or other equity or ownership interest in an Entity (including partnership interests and limited liability company membership interests and similar interests and any similar or equivalent rights) and any document evidencing any of the foregoing, (ii) any securities, shares or rights convertible into or exercisable for, and any preemptive, subscription, acquisition or other outstanding right, option, warrant, conversion right, exercise right, stock appreciation right, redemption right, repurchase right, phantom security, or

Contract of any nature related to the capital stock or other interest described in clause (i) above and (iii) any beneficial interest related to the capital stock or other interest described in clause (i) above.
     “Escrow Fund” shall have the meaning set forth in Section 8.1(g).
     “Escrow Period” shall have the meaning set forth in Section 8.3(a).
     “Execution Date” shall have the meaning set forth in the preamble hereto.
     “Existing Investors” shall mean Aravis Venture I L.P., ARCH Venture Fund V, L.P. and Novartis Forschungsstiftung, and their respective affiliates.
     “FDA” shall have the meaning set forth in Section 3.7(g).
     “Final Certified Stockholder List” shall have the meaning set forth in Section 2.5(b).
     “GAAP” shall mean U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.
     “Governmental Approval” shall mean any: (i) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, give, required by or otherwise made available by or under the authority of any Governmental Authority pursuant to any Legal Requirement; or (ii) pending application or request for any of the foregoing in (i) above.
     “Governmental Authority” shall have the meaning set forth in Section 3.5.
     “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.
     “Indebtedness” means, with respect to any Person, at a particular time, without duplication, (i) any obligations of such Person under any indebtedness for borrowed money, (ii) any indebtedness of such Person evidenced by any note, bond, debenture or other debt security, (iii) any written commitment by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness of such Person pursuant to a guarantee to a creditor of another Person, (v) any borrowing of money secured by a Lien on such Person’s assets, (vi) any current obligation for interest, premiums, penalties, fees, make-whole payments, expenses, indemnities, breakage costs and bank overdrafts with respect to items described in clauses (i) through (v) above, including any prepayment penalties or fees payable in connection with the repayment of the outstanding indebtedness Oxford Finance Corporation and (viii) all obligations of such Person for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the Ordinary Course of Business).
     “Indemnification Obligations” shall have the meaning set forth in Section 8.1(e)(iv).
     “Indemnified Parties” shall have the meaning set forth in Section 8.1(e).
     “Indemnifying Parties” shall have the meaning set forth in Section 8.1(e).
     “Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), improvements, trade secrets, proprietary information, know how, and any rights in technology, invention disclosures, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators (“URLs”), other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world (“Trademarks”); (vii) all rights in databases and data collections; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing (as applicable).
     “Intellectual Property Contracts” shall have the meaning set forth in Section 3.7(a)(iii).
     “Investment” shall have the meaning set forth in Section 6.1(e).
     “Investors’ Rights Agreement” shall have the meaning set forth in Section 6.1(e).
     “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any governmental authority.
     “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, debt, obligation, or duty), regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     “Lien” shall have the meaning set forth in Section 3.8.
     “Loss” or “Losses” shall mean and include any loss, Liability, damage, injury, decline in value, claim, action, causes of action, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation, interest, penalties, reasonable attorney’s fees, consultant and experts fees) or expense of any nature and any amounts paid in settlement or deferral of any of the foregoing.
     “Merger” shall have the meaning set forth in the recitals hereto.
     “Merger Consideration” shall have the meaning set forth in Section 2.1(b).
     “Merger Sub” shall have the meaning set forth in the preamble hereto.
     “Nondisclosing Party” shall have the meaning set forth in Section 5.9(b).
     “Non-Voting Common Stock Redemption” shall have the meaning set forth in the Charter Amendment.
     “Notice of Disagreement” shall have the meaning set forth in Section 2.9(e).
     “Objection Notice” shall have the meaning set forth in Section 8.5(a).
     “Order” shall mean any temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ, award or similar action that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel.
     “Ordinary Course of Business” shall describe any action taken by a party if (i) such action is consistent with such party’s past practices and is taken in the ordinary course of such party’s normal day-to-day operations and (ii) such action is not required to be authorized by such party’s stockholders, board of directors or any committee thereof and does not require any other separate or special authorization of any nature.
     “Other Equity Interests” shall have the meaning set forth in Section 2.2(c).
     “Oxford Loan” shall have the meaning set forth in Section 2.2(d).
     “Parent” shall have the meaning set forth in the preamble hereto.
     “Parent Common Stock” shall have the meaning set forth in Section 2.1(b).
     “Parent Disclosure Schedule” shall have the meaning set forth in the introductory paragraph to Article 4.

     “Parent Financial Statements” shall have the meaning set forth in Section 4.15.
     “Parent Material Adverse Effect” shall mean an event, circumstance, fact or condition which has had or which could reasonably be expected to have a material adverse effect on (i) Parent’s business, condition, assets, Liabilities, operations, financial performance, or prospects for continuing the operation of its business as historically conducted, as conducted at Closing and as proposed to be conducted, (ii) the ability of Parent to enter into this Agreement or the other Transaction Agreements to which it is a party, to consummate the Merger, or to perform its obligations hereunder or under such other Transaction Agreements.
     “Parent Preferred Stock” shall have the meaning set forth in Section 2.1(b).
     “Parent Stock” shall have the meaning set forth in Section 2.1(b).
     “Parent Stock Option Agreement” shall mean the agreements pursuant to Parent Stock Option Plan.
     “Parent Stock Option Plan” shall mean the Omeros Corporation 1998 Stock Option Plan.
     “Patents” shall have the meaning set forth in the “Intellectual Property” definition in this Exhibit A.
     “Permitted Encumbrances” shall mean (a) encumbrances for taxes, assessments and other governmental charges not yet due and payable, (b) encumbrances for taxes, assessments and other governmental charges that are being contested in good faith by appropriate Proceedings promptly instituted and diligently conducted and for which reasonable reserves have been established, (c) statutory, mechanics’, laborers’ and material men’s liens arising in the Ordinary Course of Business for sums not yet due.
     “Person” shall mean any individual, Entity or Government Authority.
     “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority.
     “Registered Intellectual Property” means all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) copyrights registrations and applications to register copyrights; (iv) domain name negotiations; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi-public legal authority at any time.

     “Required Company Vote” shall mean the affirmative vote of the holders of (i) not less than a majority of the outstanding shares of Company Non-Voting Common Stock, (ii) not less than a majority of the outstanding shares of Company Non-Voting Common Stock held by the disinterested holders of the Company Non-Voting Common Stock, (iii) not less than ninety-five percent (95%) of the outstanding shares of Company Voting Common Stock and (iv) not less than ninety-five percent (95%) of the outstanding shares of Company Preferred Stock.
     “Required Redemption Vote” shall mean the affirmative vote of the holders of (i) not less than a majority of the outstanding shares of Company Non-Voting Common Stock, (ii) not less than a majority of the outstanding shares of Company Non-Voting Common Stock held by the disinterested holders of the Company Non-Voting Common Stock, (iii) not less than a majority of the outstanding shares of Company Voting Common Stock and (iv) not less than a majority of the outstanding shares of Company Preferred Stock.
     “Section 280G Payments” shall have the meaning set forth in Section 5.15.
     “Securities Act” shall have the meaning set forth in Section 3.27.
     “Series A Warrants” shall have the meaning set forth in Section 3.2(e).
     “Settlement Memorandum” shall have the meaning set forth in Section 8.5(a).
     “Stockholders’ Agent” shall have the meaning set forth in the preamble hereto.
     “Survival Period” shall have the meaning set forth in Section 8.1(a).
     “Surviving Corporation” shall have the meaning set forth in Section 1.1.
     “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this definition as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.
     “Tax Return” shall mean any required federal, state, local and foreign return, estimate, information statement or report relating to any and all Taxes.
     “Terminating Company Employee Plans” shall have the meaning set forth in Section 5.16.

     “Trademarks” shall have the meaning set forth in the “Intellectual Property” definition in this Exhibit A.
     “Transaction Agreements” shall mean this Agreement, the Certificate of Merger, Charter Amendment and the Voting Agreement.
     “URLs” shall have the meaning set forth in the “Intellectual Property” definition in this Exhibit A.
     “Voting Agreement” shall have the meaning set forth in the recitals hereto.

Schedule 2.1
Allocation of Merger Consideration

Schedule 2.5(b)
Certified Stockholder List

Schedule 2.9(a)
Estimated Liability Adjustment

Schedule 3
Company Disclosure Schedule

Schedule 4
Parent Disclosure Schedule

Schedule 5.2
Interim Operations

Schedule 5.11
Retained Company Employees

Schedule 6.1(g)
Consents/Notices and Related Matters

Schedule 6.1(k)
Lien Releases